UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Shake Shack Inc., which will be held virtually on June 12, 2018, at 9:00 a.m. Eastern time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SHAK2018, where you will be able to listen to the meeting live, submit questions, and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in person meeting.

Instructions regarding how to attend the meeting online and details concerning the matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you join the meeting. Returning the proxy does not deprive you of your right to attend the meeting online and to vote your shares during the Annual Meeting.

We look forward to your attendance at the meeting.

Sincerely

/s/ Randy Garutti
Randy Garutti
Chief Executive Officer

SHAKE SHACK INC.
225 VARICK STREET, SUITE 301
NEW YORK, NEW YORK 10014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Shake Shack Inc. will be held virtually on June 12, 2018, at 9:00 a.m. Eastern time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SHAK2018, where you will be able to listen to the meeting live, submit questions, and vote online for the following purposes:

1.	To elect the two directors named in the Proxy Statement as Class III directors of Shake Shack Inc., each to serve for three years and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2018.

3.	To conduct an advisory vote on the compensation of Named Executive Officers.

4.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of Named Executive Officers.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement hereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Beginning on or about April 26, 2018, we will send to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote your shares and how to attend the Annual Meeting virtually. If you did not receive such Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement. Only stockholders of record at the close of business on April 17, 2018 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Ron Palmese
Ron Palmese
Senior Vice President, General Counsel
and Corporate Secretary

New York, New York

April 26, 2018

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return a proxy card so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2018: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM AND INVESTOR.SHAKESHACK.COM.

SHAKE SHACK INC.
Proxy Statement
For the Annual Meeting of
Stockholders To Be Held on June 12, 2018

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SHAKE SHACK INC.
225 VARICK STREET, SUITE 301
NEW YORK, NEW YORK 10014

PROXY STATEMENT

The Meeting

The Board of Directors (the “Board of Directors” or the “Board”) of Shake Shack Inc., a Delaware corporation (“Shake Shack” or the “Company”), is soliciting proxies for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 12, 2018, at 9:00 a.m. Eastern time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SHAK2018, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials was first furnished to stockholders on or about April 26, 2018. Electronic copies of this Proxy Statement and the Annual Report for the year ended December 27, 2017 are available at www.proxyvote.com and investor.shakeshack.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 17, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 27,630,728 shares of Class A common stock outstanding and entitled to vote and 9,220,236 shares of Class B common stock outstanding and entitled to vote. Holders of the Company’s Class A common stock and Class B common stock are entitled to one vote for each share held as of the Record Date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present or represented by proxy, will constitute a quorum for the transaction of business. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy. Abstentions and “broker non-votes” (as defined below) will be counted in determining whether there is a quorum.

For Proposal No. 1 - Election of Directors, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the two nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. There will be no broker non-votes with respect to Proposal No. 2 because a broker may exercise its discretion to vote for or against the proposal in the absence of instruction from its clients.

Proposal No. 3 - Approval (on an advisory basis) of the Compensation of the Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the affirmative vote the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy. Abstentions will count the same as votes against Proposal No. 3. Broker non-votes will have no effect on Proposal No. 3.

Proposal No. 4 - Selection (on an advisory basis) of the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers. Approval of a frequency requires votes for that frequency from the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy. Because stockholders have four choices (one year, two years, three years or abstain) on the advisory approval of a frequency of future votes on the compensation of the

Company’s Named Executive Officers, it is possible that no frequency will receive a majority vote. If no frequency receives the affirmative vote of a majority of the shares entitled to vote and present at the Annual Meeting or represented by proxy, our Board intends to regard the frequency receiving the greatest number of votes as the recommendation of our stockholders. Abstentions will be counted as shares present and entitled to vote on this proposal and will have the same effect as a vote against each frequency. Broker non-votes will not be counted as shares present and entitled to vote. We will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and non-binding on us or our Board in any way, our Board may decide that it is in our and our stockholders' best interests to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote online at the Annual Meeting, by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or proxy card, or by completing, dating, signing and promptly returning your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, in the case of the election of the Class III directors, as a vote “for” election of each of the nominees presented by the Board, and in the case of Proposal No. 4, for holding future advisory votes on the compensation of our Named Executive Officers every “one year.”

In order to vote via the virtual meeting website, any registered holder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHAK2018, where stockholders may vote and submit questions during the meeting. The meeting starts at 9:00 a.m. Eastern time. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You may also vote by completing, dating, signing and promptly returning the voting instruction form sent by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote online at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, Proposals No. 1, 3 and 4 are not considered a “routine” proposal, and Proposal No. 2 is considered a “routine” proposal.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

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Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (New York City time) on June 11, 2018, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting online. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (844) 742-2504, by email at investor@shakeshack.com, or by mail at Shake Shack Inc. at 225 Varick Street, Suite 301, New York, New York 10014, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address, or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Electronic Delivery of Proxy Materials to Stockholders

Beginning on or about April 26, 2018, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

Our Structure and Certain Defined Terms

Shake Shack was formed for the purpose of facilitating an initial public offering and other related transactions in order to carry on the business of SSE Holdings, LLC and its subsidiaries (“SSE Holdings”). Shake Shack is a holding company with no direct operations and our principal asset is our equity interest in

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SSE Holdings. We have a majority economic interest in, the sole voting interest in, and control the management of, SSE Holdings.

As used in this Proxy Statement, unless the context otherwise requires:

“IPO” refers to the Company’s initial public offering, which closed on February 4, 2015.

“LLC Interests” refers to the single class of common membership interests of SSE Holdings.

“Voting Group” refers collectively to (i) Daniel Meyer, (ii) the Daniel H. Meyer Investment Trust (the “Investment Trust”), (iii) the Daniel H. Meyer 2012 Gift Trust U/A/D 10/31/12 (the “Gift Trust”), of which Mr. Meyer’s spouse is a trustee and beneficiary, and (iv) Gramercy Tavern Corp., which is controlled by Mr. Meyer, which we refer to as “GT,” which, together with Mr. Meyer, the Investment Trust and the Gift Trust, we refer to collectively as the “Meyer Group,”), (v) certain affiliates of Leonard Green & Partners, L.P., which we refer to as “LGP,” and (vi) certain other owners of SSE Holdings at the time of the IPO who are parties to the Stockholders Agreement, as amended, as described in “Certain Relationships and Related Party Transactions—The IPO and Other Organizational Transactions—Stockholders Agreement” in this Proxy Statement. Until June 20, 2016, the Voting Group held Class A common stock and Class B common stock representing in the aggregate a majority of the combined voting power of our common stock.

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Proposal No. 1 - Election of Directors

The Company’s Board of Directors is presently comprised of eight members who are divided into three classes designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors consist of Anna Fieler, Jeff Flug and Daniel Meyer; Class II directors consist of Randy Garutti, Joshua Silverman and Jonathan D. Sokoloff; and Class III directors consist of Jenna Lyons and Robert Vivian.

Class III directors standing for re-election at the Annual Meeting are Jenna Lyons and Bert Vivian. Class I directors will stand for re-election at the 2019 annual meeting of stockholders and Class II directors will stand for re-election at the 2020 annual meeting of stockholders.

Each of the nominees for election to Class III is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable to serve or for good cause will not serve (a contingency which the Board does not expect to occur), the proxies will be voted for a substitute nominee chosen by the present Board. In such situation and in any other situation in which a nominee will not serve, the present Board may also (i) reduce the size of the Board or (ii) maintain the size of the Board and the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy or vote for just the remaining nominee or nominees, leaving a vacancy or vacancies that may be filled at a later date by the Board.

The names of the nominees for election as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors, and certain information about them, including their ages as of the Record Date, are included below.

Director Nominees	Class	Age	Position	Year Elected to Current Term	Current Term Expiration	Expiration of Term for which Nominated
Jenna Lyons(1)	III	49	Director	2015	2018	2021
Robert Vivian(2)	III	59	Director	2015	2018	2021
Continuing Directors
Daniel Meyer(3)	I	60	Chairman of the Board of Directors	2016	2019	-
Anna Fieler(4)	I	46	Director	2017	2019	-
Jeff Flug(5)	I	55	Director	2016	2019	-
Randy Garutti	II	43	Chief Executive Officer and Director	2017	2020	-
Joshua Silverman(6)	II	49	Director	2017	2020	-
Jonathan D. Sokoloff(4)	II	60	Director	2017	2020	-

(1)	Member of the Nominating and Corporate Governance Committee and Compensation Committee.
(2)	Chairperson of the Audit Committee and the Compensation Committee.
(3)	Chairman of the Board.
(4)	Member of the Compensation Committee.
(5)	Chairperson of the Nominating and Corporate Governance Committee and member of the Audit Committee.
(6)	Member of the Nominating and Corporate Governance Committee and the Audit Committee.

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Nominees for Election as Class III Directors

Jenna Lyons has served on the Board of Directors of Shake Shack since December 2014. Ms. Lyons served as the President, Executive Creative Director of J.Crew Group, Inc. from July 2010 until her resignation from the company in April 2017, and before that served as Executive Creative Director since April 2010. Prior to that, she was Creative Director since 2007 and, before that, was Senior Vice President of Women’s Design since 2005. Ms. Lyons joined J.Crew Group, Inc. in 1990 as an Assistant Designer and has held a variety of positions within J.Crew Group, Inc., including Designer from 1994 to 1995, Design Director from 1996 to 1998, Senior Design Director in 1999, and Vice President of Women’s Design from 1999 to 2005. Ms. Lyons is currently a member of the board of directors of the Council of Fashion Designers of America, a not-for-profit organization. Ms. Lyons brings to her service on our Board of Directors deep knowledge and experience in leadership of complex organizations and retail businesses.

Robert Vivian has served on the Board of Directors of Shake Shack since June 2010. Mr. Vivian served as the Co-Chief Executive Officer of P.F. Chang’s China Bistro from January 2009 until his retirement from the company in December 2011. Prior to that time, he served as P.F. Chang’s President from December 2000 through January 2009 and as its Chief Financial Officer from 1996 through December 2000. Mr. Vivian previously served as a director of P.F. Chang’s China Bistro from January 2009 through April 2011. Before joining P.F. Chang’s, Mr. Vivian served in a variety of positions with Brinker International, Inc. Mr. Vivian brings to his service on our Board of Directors a breadth of financial and operational leadership experience in the hospitality business and board practices of other major corporations.

Continuing Directors

Daniel Meyer has served as the Chairman of the Board of Directors of Shake Shack since January 2010. Mr. Meyer is the founder and Chief Executive Officer of Union Square Hospitality Group (“USHG”), which owns and operates the following restaurants: Union Square Cafe, Gramercy Tavern, Blue Smoke, Jazz Standard, The Modern, the Cafes at MOMA, Maialino, Untitled, Studio Cafe, North End Grill, Porchlight, Marta, Cafe Marchio, Vini E Fritti, Martina, and Daily Provisions; and an event services business, Union Square Events. The restaurants have earned 28 James Beard Awards among them. Mr. Meyer co-authored the best-selling Union Square Cafe Cookbook and authored the New York Times bestseller Setting the Table: The Transforming Power of Hospitality in Business. Mr. Meyer is currently a member of the board of directors of Olo and Tender Greens as well as the following not-for-profit organizations: Share Our Strength, Madison Square Park Conservancy and the Irving Harris Foundation. Mr. Meyer previously served as a member of the board of directors of The Container Store from 2013 to 2017, Sotheby’s from 2011 to 2015 and OpenTable from 2000 through 2014, as well as the following not-for-profit organizations: City Harvest, New Yorkers for Parks, Union Square Partnership and NYC & Co. Mr. Meyer brings to his service on our Board of Directors a deep understanding of our business derived from his leadership role in our founding and our subsequent growth, and his long career in hospitality, and a particular knowledge and experience in strategic planning and leadership of complex organizations, hospitality businesses and board practices of other major corporations.

Anna Fieler has served on the Board of Directors of Shake Shack since December 2017. Ms. Fieler has over 20 years of marketing leadership experience with particular expertise in leading organizations through disruptive technology transformations. Ms. Fieler served as the Chief Marketing Officer of POPSUGAR Inc, a leading digital lifestyle media company, from June 2014 until her resignation from the company in March 2018. She previously served as Chief Marketing Officer for ItsOn, developing and launching a consumer mobile interface on its cloud-based platform, from November 2013 to January 2014. Ms. Fieler’s other marketing leadership experiences include serving as Chief Marketing Officer at Stella & Dot, a global fashion and accessories company, from September 2011 to June 2012, and VP and Head of Marketing at Tiny Prints, which was acquired by Shutterfly Inc in March of 2011, from March 2009 to September 2011. She has also served various general management and marketing leadership roles at eBay from 2001-2007. Ms. Fieler began

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her career in traditional advertising at Ogilvy & Mather in 1995. Ms. Fieler graduated magna cum laude with a B.A. degree in Psychology from Brown University in 1995, and received her M.B.A. from Harvard Business School in 2000. Ms. Fieler currently serves on the board of Girls Leadership, a non-profit organization. Ms. Fieler brings to her service on the Board of Directors deep knowledge in digital marketing and experience in innovation.

Jeff Flug has served on the Board of Directors of Shake Shack since January 2010. Mr. Flug has over 25 years of leadership and management experience primarily in the financial industry, as well as in the non-profit sector. After graduating from the University of Massachusetts/Amherst in 1984, with a B.B.A. in Accounting, summa cum laude, Mr. Flug began his career as an accountant at PricewaterhouseCoopers where he attained his C.P.A. in 1986. Mr. Flug attended Columbia Business School, where he received his M.B.A. in Finance in 1988. In 1988, Mr. Flug joined Goldman, Sachs & Co., and ultimately served as a Managing Director and Head of Fixed Income Financial Futures and Options Sales. In 2000, Mr. Flug became the Head of North America Fixed Income Institutional Sales for JPMorgan Chase & Co. In 2006, Mr. Flug served as CEO and Executive Director for Millennium Promise, a not-for-profit organization whose mission is to end extreme poverty and malaria in Africa. Mr. Flug served as USHG’s Chief Financial Officer and Chief Operating Officer from December 2009 until January 2011, and as USHG’s President from January 2011 until his retirement from the company in June 2015. Mr. Flug currently serves as a board member of Pennant Park Investment Corporation and Pennant Park Floating Rate Capital Limited. Mr. Flug previously served as a member of the board of directors of USHG from 2009 until his retirement from the company in June 2015 and Sears Hometown & Outlet Stores and the Mountain School of Milton Academy, both from 2012 until 2015. Mr. Flug brings to his service on our Board of Directors a broad base of financial experience and particular knowledge and experience in strategic planning and leadership of complex organizations.

Randy Garutti has served as Shake Shack’s Chief Executive Officer and on the Board of Directors since April 2012. Prior to becoming Chief Executive Officer, Mr. Garutti served as Chief Operating Officer of SSE Holdings since January 2010. Prior to leading Shake Shack, Mr. Garutti was the Director of Operations for USHG, of which Mr. Meyer is the Chief Executive Officer and Chairman, overseeing the operations for all its restaurants. In addition, Mr. Garutti served as General Manager of Union Square Cafe and Tabla, both of which won numerous accolades in the hospitality industry. Mr. Garutti graduated from Cornell University’s School of Hotel Administration in 1997. Mr. Garutti currently serves on the board of directors of Square, Inc. Mr. Garutti also is a member of the board of directors of the Columbus Avenue Business Improvement District, a not-for-profit organization. Mr. Garutti brings to his service on our Board of Directors his experience in the leadership, development and growth of our business, and his particular knowledge and broad experience in the hospitality business.

Joshua Silverman has served on the Board of Directors of Shake Shack since November 2016. Mr. Silverman currently serves as CEO of Etsy, Inc., a position he has held since May 2017. Mr. Silverman served as Executive in Residence for Greylock Partners, a venture capital firm, from October 2015 to April 2017. He previously held this position from October 2010 through June 2011. From June 2011 to December 2015, Mr. Silverman served as President of Consumer Products and Services at American Express. Prior to joining American Express, Mr. Silverman served as CEO of Skype from February 2008 until September 2010. From July 2006 until March 2008, Mr. Silverman served as CEO of Shopping.com, an eBay company, and, from December 2003 until June 2006, Mr. Silverman served as Managing Director of Markplaats.nl & eBay NL, a Dutch subsidiary of eBay. Mr. Silverman is the co-founder of Evite, Inc., and served as its CEO from December 1998 until its sale in May 2001. Mr. Silverman received his B.A. in Public Policy from Brown University in 1991 and his M.B.A. from Stanford University Graduate School of Business in 1997. Mr. Silverman currently serves on the board of directors of Etsy Inc., as well as the following not-for-profit organizations: ScriptEd.org, which equips students in under-resourced schools with both fundamental coding skills and professional experiences, and Clubbed Thumb Theater. He also served on the Consumer Advisory Board of the Consumer Financial Protection Bureau from 2012 to 2015. Mr. Silverman was selected to our

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Board of Directors because he possesses particular knowledge and experience in strategic planning and leadership of complex organizations.

Jonathan D. Sokoloff has served on the Board of Directors of Shake Shack since December 2012. Mr. Sokoloff is currently a Managing Partner with LGP, which he joined in 1990. Before joining LGP, he was a Managing Director in Investment Banking at Drexel Burnham Lambert since 1985. Mr. Sokoloff serves as a member of the board of directors of the parent holding companies of Advantage Solutions and Jetro Cash & Carry and serves as a member of the board of directors of The Container Store, USHG, J.Crew, Jo-Ann Stores, Signet Jewelers Limited and Top Shop/Top Man Limited. He is a trustee of his alma mater, Williams College, as well as a trustee of the Los Angeles County Museum of Art and a director of the Melanoma Research Alliance. Mr. Sokoloff brings to his service on our Board of Directors particular knowledge and experience in finance, and his broad-based experience in the leadership of retail businesses and the board practices of other major corporations.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

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CORPORATE GOVERNANCE

Composition of our Board of Directors

In accordance with our amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors consists of eight members and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution of the Board of Directors. Daniel Meyer serves as the Chairman of our Board of Directors. We believe the following directors are independent as required by the rules of the New York Stock Exchange: Anna Fieler, Jeff Flug, Jenna Lyons, Joshua Silverman, Jonathan D. Sokoloff and Robert Vivian. Anna Fieler, Jeff Flug and Daniel Meyer are the Class I directors and their terms will expire in 2019. Randy Garutti, Joshua Silverman and Jonathan D. Sokoloff are the Class II directors and their terms will expire in 2020. Jenna Lyons and Robert Vivian are the Class III directors and their terms will expire in 2018. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Pursuant to the Stockholders Agreement, described under “Certain Relationships and Related Party Transactions—The IPO and Other Organizational Transactions—Stockholders Agreement,” the Meyer Group is entitled to designate individuals to be included in the slate of nominees recommended by our Board of Directors, for election to our Board of Directors at each annual or special meeting at which directors are to be elected, as follows: so long as the Meyer Group owns in the aggregate (i) at least 50% of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being five directors on the Board of Directors who are deemed to have been designated by the Meyer Group, (ii) less than 50%, but at least 25%, of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being four directors on the Board of Directors who are deemed to have been designated by the Meyer Group, (iii) less than 25%, but at least 10%, of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being two directors on the Board of Directors who are deemed to have been designated by the Meyer Group, and (iv) less than 10%, but at least 5%, of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being one director on the Board of Directors who is deemed to have been designated by the Meyer Group. As of the Record Date, the Meyer Group owns at least 50% of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO.

Each of LGP and Select Equity Group (“SEG”) was entitled to nominate one director on the Board of Directors who is deemed to have been designated by LGP or SEG, so long as LGP or SEG owns, in the aggregate, at least 50% of the total outstanding shares of Class A Common Stock and Class B common stock that it owned immediately following the IPO. As of the Record Date, LGP’s ownership is below the 50% level; as of the record date prior to the most recent annual meeting of stockholders, SEG’s ownership was below the 50% level. Accordingly, neither LGP nor SEG currently is entitled to nominate director candidates to our Board pursuant to the Stockholders Agreement.

For purposes of the Stockholders Agreement, the Meyer Group designated Mr. Meyer, Mr. Garutti, Mr. Flug, Ms. Lyons and Mr. Vivian as its nominees. The Meyer Group may only designate an individual or individuals to the extent its designee(s) is up for election at an annual meeting. Pursuant to the Stockholders Agreement, the members of the Voting Group, which as of the Record Date collectively hold 30% of the

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combined voting power of the Company, have agreed to vote their shares for Ms. Lyons and Mr. Vivian, each as nominated by the Meyer Group.

Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently separated. We believe this arrangement, at this time, allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our bylaws and corporate governance guidelines, which do not require that our Chairman and Chief Executive Officer positions be separate, allow our Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel, and other factors.

Presiding Director

The Board of Directors has created the position of presiding director (“Presiding Director”) to serve as the lead non-management director of the Board. Each independent director serving on the Board shall take turns serving as the Presiding Director on a rotating basis. The Presiding Director position will be rotated among the independent directors, in alphabetical order of last name, effective the first day of each calendar quarter. Our Presiding Director at the time of the Annual Meeting is Anna Fieler.

The Presiding Director has the power and authority to do the following: (1) to preside at all meetings of non-management directors when they meet in executive session without management participation; (2) to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation; (3) to generally assist the Chairman of the Board; (4) to add agenda items to the established agenda for meetings of the Board; (5) to request access to the Company’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and (6) to retain independent outside financial, legal or other advisors at any time, at the expense of the Company, on behalf of the Board or any committee or subcommittee of the Board.

Communications by Stockholders and Other Interested Parties with the Board of Directors

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to Board of Directors, Shake Shack Inc., 225 Varick Street, Suite 301, New York, New York 10014, Attention: Corporate Secretary, or by email at investor.shakeshack.com.

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company initially will receive and process communications before forwarding them to the addressee. The Company also may refer communications to other departments at the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each of these Committees reports to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The composition, duties and responsibilities of these Committees are described below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

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Pursuant to the terms of the Stockholders Agreement, the Meyer Group currently has the right to designate fifty percent (50%) of the members of each committee of the Board of Directors because it has the right to designate at least four individuals for nomination to the Board of Directors. If the Meyer Group has the right to designate between one and three individuals for nomination to the Board of Directors, the Meyer Group will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee of the Board of Directors.

Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter contains a detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out. The Audit Committee’s charter is available on our website at investor.shakeshack.com, under “Governance Documents.” The primary responsibilities of the Audit Committee are to (i) assist the Board of Directors in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to stockholders; (ii) appoint, compensate, retain, evaluate, terminate and oversee our independent registered public accounting firm; (iii) discuss with our independent registered public accounting firm their independence from management; (iv) review with our independent registered public accounting firm the scope and results of their audit; (v) approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (vi) oversee the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (vii) review and monitor our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and (viii) establish procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Robert Vivian, Jeff Flug and Josh Silverman, with Mr. Vivian serving as chair. As required by Rule 10A-3 of the Exchange Act and the New York Stock Exchange rules, each of Messrs. Vivian, Flug and Silverman meet the definition of “independent director” for purposes of serving on an audit committee. In addition, the Board of Directors has determined that each of Messrs. Vivian and Silverman qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The charter contains a detailed description of the scope of the Nominating and Corporate Governance Committee’s responsibilities and how they will be carried out. The Nominating and Corporate Governance Committee’s charter is available on our website at investor.shakeshack.com, under “Governance Documents.” The primary responsibilities of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and in accordance with the terms of the Stockholders Agreement; (ii) develop and recommend to our Board of Directors a set of corporate governance guidelines and principles; and (iii) oversee the evaluation of the Board of Directors.

Our Nominating and Corporate Governance Committee consists of Jeff Flug, Jenna Lyons and Joshua Silverman, with Mr. Flug serving as chair. As required by the New York Stock Exchange rules, each of Messrs. Flug and Silverman and Ms. Lyons meets the definition of “independent director” for purposes of serving on a nominating and corporate governance committee.

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Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board of Directors. The charter contains a detailed description of the scope of the Compensation Committee’s responsibilities and how they will be carried out. The Compensation Committee’s charter is available on our website at investor.shakeshack.com, under “Governance Documents.” The primary responsibilities of the Compensation Committee are to (i) review and approve the corporate goals and objectives with respect to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of these goals and objectives, and determine the compensation of the Chief Executive Officer based upon that evaluation; (ii) review and set or make recommendations to the Board of Directors regarding the compensation of other executive officers; (iii) review and make recommendations to the Board of Directors regarding director compensation; (iv) review and approve or make recommendations to the Board of Directors regarding the Company’s incentive compensation and equity-based plan and arrangements; and (v) retain and obtain advice from compensation consultants.

Our Compensation Committee consists of Anna Fieler, Jenna Lyons, Jonathan D. Sokoloff and Robert Vivian, with Mr. Vivian serving as chair. As required by the New York Stock Exchange rules, each of Messrs. Fieler, Sokoloff and Vivian and Ms. Lyons meets the definition of “independent director” for purposes of serving on a compensation committee.

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors as a whole. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, and our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Risk Considerations in our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short- and long-term view with respect to Company performance.

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Code of Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, investor.shakeshack.com. In addition, we intend to post on our website all disclosures that are required by law or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of the code.

Director Recommendations

The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, will evaluate candidates in accordance with the qualification standards set forth in our Corporate Governance Guidelines, available on our website, investor.shakeshack.com. In addition, the Nominating and Corporate Governance Committee and the Board may also consider the additional selection criteria listed in the Corporate Governance Guidelines. These qualification standards and additional selection criteria are summarized below.

Director Qualification Standards

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria

In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

•	The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	The candidate’s experience as a board member of another publicly held company;

•	The candidate’s experience as an executive of a publicly held retail restaurant company;

•	The candidate’s professional and academic experience relevant to the Company’s industry;

•	The candidate’s diversity (race, ethnicity, gender, geography, sexual orientation, age, nationality, religious beliefs, socio-economic status, physical and/or mental capabilities);

•	The strength of the candidate’s leadership skills;

•	The candidate’s experience in finance and accounting and/or executive compensation practices;

•	The candidate’s experience in successfully scaled technology business(es);

•	Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

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•	An understanding of the values of Daniel Meyer’s vision of “Enlightened Hospitality”: caring for each other, one’s guests, one’s community, one’s suppliers and one’s investors.

In addition, the Board considers whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The Board also monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Diversity

The Company values diversity on a Company-wide basis and seeks to achieve a mix of Board members that represent a diversity of background and experience, including with respect to age, gender, race, ethnicity, and occupation. Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. The Company’s Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director. The Nominating and Corporate Governance Committee implements that policy, and assesses its effectiveness, by examining the diversity of all the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating and Corporate Governance committee considers, along with the other selection criteria described above. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board of Directors should send a recommendation in writing to Shake Shack Inc., c/o Corporate Secretary, 225 Varick Street, Suite 301, New York, New York 10014. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at the annual meeting by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

In connection with the IPO, we approved and implemented a non-employee director compensation policy that awarded each non-employee director with an option to purchase shares of our Class A common stock in consideration for his or her service on our Board of Directors.

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On May 19, 2016, the day immediately following the 2016 annual meeting of stockholders, the Board of Directors approved and implemented an amended non-employee director compensation policy that awarded each non-employee director with a combination of cash (50%) and certain equity-based compensation (50%) in consideration for his or her service on our Board of Directors as described below: (A) cash compensation equal to (1) $25,000 for each director affiliated with or who had any employment or service relationship with any significant stockholder or affiliate thereof (with a “significant stockholder” being any “person” or related “group” of “persons” (as used in Sections 13(d) of the Exchange Act) that, as of such date, held 10% or more of the total combined voting power of all classes of common stock of Shake Shack), payable in four equal installments following such non-employee director’s attendance at each of the Company’s quarterly Board meetings; (2) $37,500 for each non-affiliate director, payable in four equal installments following such non-employee director’s attendance at each of the Company’s quarterly Board meetings, and (3) for the chairperson of each committee of the Board of Directors, an additional $5,000, payable in four equal installments following such non-employee director’s attendance at each of the Company’s quarterly Board meetings; and (B) an option to purchase shares of our Class A common stock (1) with an aggregate grant date fair value of $25,000, if an affiliate director, on such day, (2) with an aggregate grant date fair value of $37,500, if a non-affiliate director, on such day, and (3) with an aggregate grant date fair value of $5,000, if the chairperson of a committee of the Board of Directors, on such day.

On March 17, 2017, the Board of Directors approved and implemented a further amendment to the non-employee director compensation policy to award each non-employee director with a combination of cash (50%) and restricted stock units (50%), rather than options, with the same total aggregate grant date fair value as in fiscal 2016. Fiscal 2017 awards were granted as of the date of the Annual Meeting.

The terms of each such annual equity award described above is set forth in a written award agreement between the applicable non-employee director and us, which provides for vesting after one year of continued service as a director, subject to acceleration upon a change of control.

The non-employee director compensation policy may be further amended, modified or terminated by our Board of Directors at any time in its sole discretion.

In addition to the non-employee director compensation policy, in connection with the IPO, we adopted a director stock ownership policy encouraging non-employee directors to hold shares of our Class A common stock and/or LLC Interests with a value equal to or in excess of the fair value of the non-qualified stock option or other equity award that the non-employee director received as an annual equity award on or following the most recent annual meeting.

The following table set forth the compensation for each of our non-employee directors in fiscal 2017. The awards below were made in accordance with the above compensation amounts.

Name	Fees earned or paid in cash ($)(1)	Restricted Stock Unit Awards ($)(2)(3)	Total ($)
Daniel Meyer	25,000	24,980	49,980
Anna Fieler	9,375	18,705	28,080
Jeff Flug	42,500	42,451	84,951
Evan Guillemin(4)	12,500	-	12,500
Jenna Lyons	37,500	37,470	74,970
Joshua Silverman	37,500	37,470	74,970
Jonathan D. Sokoloff	25,000	24,980	49,980
Robert Vivian	45,000	47,470	92,470

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(1)	In fiscal 2017, each non-employee director (other than each of Mr. Guillemin, who resigned from the Board effective June 12, 2017, and Ms. Fieler, who was appointed to the Board, effective November 21, 2017, and therefore received pro-rated compensation for fiscal 2017) was awarded adjusted cash compensation in consideration for his or her time of service between January 29, 2017 (the two-year anniversary of each non-employee director’s 2015 award) and June 12, 2017 (the 2017 award date).

(2)	In fiscal 2017, each non-employee director (other than each of Mr. Guillemin, who resigned from the Board effective June 12, 2017, and Ms. Fieler, who was appointed to the Board, effective November 21, 2017, and therefore received pro-rated compensation for fiscal 2017) was awarded adjusted equity compensation in consideration for his or her time of service between January 29, 2017 (the two-year anniversary of each non-employee director’s 2015 award) and June 12, 2017 (the 2017 award date).

(3)	At December 27, 2017, the following non-employee directors held restricted stock units as follows: Mr. Meyer - 0 vested restricted stock units and 642 unvested restricted stock units; Ms. Fieler - 0 vested restricted stock units and 404 unvested restricted stock units; Mr. Flug - 0 vested restricted stock units and 1,091 unvested restricted stock units; Mr. Guillemin - 0 unvested restricted stock units; Ms. Lyons - 0 vested restricted stock units and 963 unvested restricted stock units; Mr. Silverman - 0 vested restricted stock units and 963 unvested restricted stock units; Mr. Sokoloff - 0 vested restricted stock units and 642 unvested restricted stock units; and Mr. Vivian - 0 vested restricted stock units and 1,220 unvested restricted stock units.

(4)	Mr. Guillemin resigned from the Board of Directors of the Company, effective June 12, 2017 at the conclusion of the annual meeting of stockholders.

Board and Annual Meetings

During fiscal 2017, the Board of Directors held four meetings, the Nominating and Corporate Governance Committee held four meetings, the Audit Committee held eight meetings, and the Compensation Committee held four meetings. Each of our directors attended all meetings of the Board of Directors and meetings held by any of the Compensation Committees of the Board on which such director served, except that Mr. Sokoloff did not attend one of the meetings of the Compensation Committee.

The Company’s directors are encouraged to attend our Annual Meeting, but we do not currently have a policy relating to directors’ attendance at these meetings. All of the Company’s directors at the time of the Company’s annual meeting for fiscal 2017 attended such meeting.

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Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“EY”) to be the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2018, and recommends that the stockholders vote for ratification of such appointment. EY has been engaged as our independent registered public accounting firm since September 9, 2014. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of EY as the Company’s independent registered public accounting firm for 2018 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of EY to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees billed for various professional services rendered by EY:

	2017	2016
Audit Fees(1)	$946,808	$928,723
Audit Related Fees(2)	$48,475	$-
Tax Fees	$-	$-
All Other Fees	$-	$-
Total Fees	$995,283	$928,723

(1)	Consists of fees for professional services rendered for the audits of the Company’s consolidated financial statements included in its Annual Reports on Form 10-K for fiscal 2017 and fiscal 2016, and for the review of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for fiscal 2017 and fiscal 2016.

(2)	Consists of fees for agreed upon procedures required for certain of our leases and professional services related to the implementation of the new revenue recognition accounting standard.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by EY. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY.

All of the services described above were approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

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Proposal No. 3 - Approve (on an advisory Basis) Compensation of the Named Executive Officers as Disclosed in this Proxy Statement

As of December 27, 2017, we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) we are required to provide our stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures. The advisory stockholder vote to approve NEO compensation is often referred to as the “say-on-pay vote.”

The Compensation Committee believes that compensation of our executive officers in fiscal 2017 met the objectives of our program which were to foster long-term business success using a pay-for-performance philosophy intended to encourage performance and growth and to align the executive officers’ interests with those of our stockholders.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Shake Shack’s executive officers named in the Summary Compensation Table, as disclosed in Shake Shack’s Proxy Statement dated April 26, 2018, including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

Although this say-on-pay vote proposal is advisory and not binding, the Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. In each case, the Compensation Committee will seek to understand the concerns that influenced the vote and address them in making future decisions affecting our executive compensation program.

Please refer to the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Fiscal 2017 Compensation Tables” for a detailed discussion of our executive compensation principles and practices, the fiscal 2017 compensation of our NEOs, and changes implemented in our program for fiscal 2017.

We urge you to read these sections of the proxy statement and the related compensation tables closely in determining how to vote on this matter.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

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Proposal No. 4 - Proposal Regarding the Frequency (on an Advisory Basis) of Executive Compensation Advisory Votes

As of December 27, 2017, we are no longer an “emerging growth company” as defined in the JOBS Act. As a result, in accordance with the Dodd-Frank Act, we are seeking the input of our stockholders on the question of how frequently Shake Shack should seek the stockholder vote to approve (on an advisory basis) the compensation of our NEOs. The advisory stockholder vote to approve NEO compensation is often referred to as the “say-on-pay vote”; Proposal No. 3 is such a “say-on-pay” proposal. This Proposal No. 4 is often referred to as a “say-on-frequency” vote.

We are soliciting your advisory vote on whether to have the say-on-pay vote at the annual meeting of stockholders every one, two or three years.

We value the opinion of our stockholders and encourage communication regarding our executive compensation policies and practices. The Board believes that a “say-on-pay” vote every year will provide us with valuable feedback from our stockholders on our executive compensation policies and practices. In light of our Board’s belief that stockholders of other companies have strongly favored annual “say-on-pay” votes, we view an annual frequency as a corporate governance best practice. Accordingly, the Board recommends that stockholders vote for “one year” as the frequency for our “say-on-pay” advisory votes.

Although, as an advisory vote, this proposal is not binding upon Shake Shack or the Board, the Board expects that it will adopt as Shake Shack’s policy the frequency for say-on-pay votes that is chosen by the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present at the Annual Meeting or voting by proxy. If no frequency receives the affirmative vote of such a majority, our Board intends to regard the frequency receiving the greatest number of votes as the recommendation of our stockholders.

We urge you to read these sections of the proxy statement and the related compensation tables closely in determining how to vote on this matter.

The Board of Directors recommends you vote, on an advisory basis, for a frequency of say-on-pay votes of every ONE YEAR.

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Security Ownership of Certain Beneficial Owners and Management

The following table shows information about the beneficial ownership of our Class A common stock and Class B common stock, as of the Record Date, for:

•	each person known by us to beneficially own more than 5% of our outstanding Class A common stock or Class B common stock;

•	each of our directors and NEOs; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC under which beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the Record Date, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. However, in computing the number of shares of Class A common stock beneficially owned by an individual or entity, we do not include LLC Interests, which are exchangeable into Class A common stock, held by such individual or entity because the voting rights represented by the LLC Interests are reflected in the shares of Class B common stock reported for such individual or entity. Unless otherwise indicated, the address of all listed stockholders is c/o Shake Shack Inc., 225 Varick Street, Suite 301, New York, New York 10014. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Combined Voting
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Power(1)
Named Executive Officers and Directors
Daniel Meyer(2)(3)	726,214	2.6%	4,551,320	49.4%	14.3%
Randy Garutti(2)(4)	432,282	1.6%	590,023	6.4%	2.8%
Tara Comonte(5)	9,838	*	-	-	*
Zachary Koff(6)	34,886	*	-	-	*
Anna Fieler	-	*	-	-	*
Jeff Flug(2)(7)	4,415	*	372,574	4.0%	1.0%
Jenna Lyons(8)	16,343	*	-	-	*
Joshua Silverman(9)	2,071	*	-	-	*
Jonathan D. Sokoloff(2)(10)(11)	1,939,826	7.0%	2,343,087	25.4%	11.6%
Robert Vivian(2)(12)	46,151	*	50,851	*	*
Jeff Uttz(13)	182,535	*	-	-	*
All directors and executive officers as a group (ten persons)	3,212,026	11.6%	7,907,855	85.8%	30.2%
Other 5% Stockholders
Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., and LGP Malted Coinvest LLC(2)(10)	1,928,930	7.0%	2,343,087	25.4%	11.6%
Morgan Stanley Investment Management Inc.(14)	3,124,261	11.3%	-	-	8.5%
12 West Capital Management LP(15)	2,597,736	9.4%	-	-	7.0%
The Vanguard Group(16)	1,622,678	5.9%	-	-	4.4%
FMR, LLC(17)	2,594,504	9.4%	-	-	7.0%
Blackrock, Inc.(18)	2,429,663	8.8%	-	-	6.6%
Gilder, Gagnon, Howe & Co. LLC(19)	1,555,718	5.6%	-	-	4.2%

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* Represents beneficial ownership of less than 1%.

(1)	Includes the voting power of each owner based on the voting power held through both the owner’s Class A common stock and Class B common stock. Represents percentage of voting power of the Class A common stock and Class B common stock of Shake Shack voting together as a single class.

(2)	As discussed in “Certain Relationships and Related Party Transactions—The IPO and Other Organizational Transactions—Stockholders Agreement,” the members of the Voting Group entered into a Stockholders Agreement with us, pursuant to which the Voting Group has agreed to vote their shares of Class A common stock and Class B common stock in favor of the election of the nominees of certain members of the Voting Group to our Board of Directors and committees upon their nomination by the Nominating and Corporate Governance Committee of our Board of Directors.

(3)	Includes (i) 715,318 shares of Class A common stock held by the Investment Trust, of which Mr. Meyer is the grantor, trustee and beneficiary, (ii) 10,254 shares of Class A common stock that Mr. Meyer currently has the right to acquire through the exercise of stock options, (iii) 642 shares of Class A common stock that Mr. Meyer will have the right to acquire within 60 days of the Record Date through the vesting of restricted stock units, (iv) 590,921 shares of Class B common stock held by the Gift Trust, of which Mr. Meyer’s spouse is a trustee and beneficiary, and (v) 2,690,263 shares of Class B common stock held by GT. Mr. Meyer disclaims beneficial ownership of all of the shares held by the Gift Trust. Mr. Meyer may be deemed to share voting and investment power with respect to the shares of the Company’s Class A common stock and Class B common stock held by GT.

(4)	Includes (i) 411,000 shares of Class A common stock that Mr. Garutti currently has the right to acquire through the exercise of stock options, (ii) 5,397 shares of Class A common stock that Mr. Garutti will have the right to receive within 60 days of the Record Date through the vesting of restricted stock units acquired by Mr. Garutti in connection with the Company’s 2015 incentive award plan, and (iii) 55,972 shares of Class B common stock held by The Randall J. Garutti 2014 GST Trust, of which Mr. Garutti’s spouse is a trustee and beneficiary. Mr. Garutti disclaims beneficial ownership of all of the shares held by The Randall J. Garutti 2014 GST Trust.

(5)	Includes (i) 1,030 shares of Class A common stock that Ms. Comonte will have the right to acquire within 60 days of the Record Date through the exercise of stock options, and (ii) 8,808 shares of Class A common stock that Ms. Comonte will have the right to receive within 60 days of the Record Date through the vesting of restricted stock units issued to Ms. Comonte in connection with the Company’s 2015 incentive award plan.

(6)	Includes (i) 32,600 shares of Class A common stock that Mr. Koff currently has the right to acquire through the exercise of stock options, (ii) 2,286 shares of Class A common stock that Mr. Koff will have the right to receive within 60 days of the Record Date through the vesting of restricted stock units acquired by Mr. Koff in connection with the Company’s 2015 incentive award plan.

(7)	Includes (i) 1,091 shares of Class A common stock that Mr. Flug will have the right to receive within 60 days of the Record Date through the vesting of restricted stock units, and (ii) 372,574 shares of Class B common stock held by the Flug 2015 GS Trust dated December 29, 2015, of which Mr. Flug’s spouse is the trustee and beneficiary. Mr. Flug disclaims beneficial ownership of all of the shares held by the Flug 2015 GS Trust dated December 29, 2015.

(8)	Includes (i) 15,380 shares of Class A common stock that Ms. Lyons has the right to acquire through the exercise of stock options, and (ii) 963 shares of Class A common stock that Ms. Lyons will have the right to acquire within 60 days of the Record Date through the vesting of restricted stock units.

(9)	Includes (i) 1,108 shares of Class A common stock that Mr. Silverman has the right to acquire through the exercise of stock options, and (ii) 963 shares of Class A common stock that Mr. Silverman will have the right to acquire within 60 days of the Record Date through the vesting of restricted stock units.

(10)	Voting and investment power with respect to the shares of the Company’s common stock held by Green Equity Investors VI, L.P., a Delaware limited partnership (“GEI VI”), Green Equity Investors Side VI, L.P., a Delaware limited partnership (“GEI Side VI”) and LGP Malted Coinvest LLC, a Delaware limited liability company (“Malted”), may be deemed to be shared by certain affiliated entities. GEI Capital VI, LLC (“GEIC”), is the general partner of GEI VI and GEI Side VI. Green VI Holdings, LLC (“Holdings”) is a limited partner of GEI VI and GEI Side VI. Leonard Green & Partners, L.P. (“LGP”) is the management company of GEI VI, GEI Side VI, and Holdings. Peridot Coinvest Manager LLC (“Peridot”), an affiliate of LGP, is the manager of Malted. Each of GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot disclaims such shared beneficial ownership of the Company’s Class A common stock and Class B common stock. Jonathan D. Sokoloff either directly (whether through ownership interest or positions with LGP or Peridot) or indirectly, through one or more intermediaries, may also be deemed to share voting and investment power with respect to such shares, and he disclaims beneficial ownership of such shares. Each of the partners of LGP, including Mr. Jonathan D. Sokoloff, either directly (whether through ownership interest or position) or indirectly, through one or more intermediaries, may be deemed to control GEIC, LGP, and Peridot. As such, these individuals may be deemed to have shared voting and investment power with respect to all shares beneficially owned by GEI

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VI, GEI Side VI, Holdings, Malted, LGP, and Peridot. Each of these individuals each disclaim beneficial ownership of the securities held by GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot, except to the extent of their respective pecuniary interest therein. Each of the foregoing entity’s and individual’s address (other than the Company) is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

GEI VI is the direct owner of 375,937 shares of Class A common stock and 2,183,698 shares of Class B common stock. GEI Side VI is the direct owner of 1,525,553 shares of Class A common stock. Malted is the direct owner of 27,440 shares of Class A common stock and 159,389 shares of Class B common stock.

(11)	Includes (i) 10,254 shares of Class A common stock that Mr. Sokoloff has the right to acquire through the exercise of stock options and (ii) 642 shares of Class A common stock that Mr. Sokoloff will have the right to acquire within 60 days of the Record Date through the vesting of restricted stock units.

(12)	Includes (i) 17,431 shares of Class A common stock that Mr. Vivian has the right to acquire through the exercise of stock options and (ii) 1,220 shares of Class A common stock that Mr. Vivian will have the right to acquire within 60 days of the Record Date through the vesting of restricted stock units.

(13)	Reflects (i) the number of shares of Class A common stock that Mr. Uttz received on March 25, 2018 in connection with his redemption of the equivalent number of LLC Interests of SSE Holdings and the surrender of the equivalent number of shares of Class A common stock, and (ii) the latest publicly available information regarding Mr. Uttz’s holdings. As of Mr. Uttz’s resignation from the Company effective March 13, 2017, Mr. Uttz ceased to publicly report his beneficial ownership of our securities.

(14)	Based on a Schedule 13G filed by Morgan Stanley Investment Management Inc. on March 9, 2018. According to the Schedule 13G, Morgan Stanley Investment Management Inc. has sole voting power and shared dispositive power over the reported shares of Class A common stock.

(15)	Based on a Schedule 13G filed by 12 West Capital Management L.P. on February 14, 2018. According to the Schedule 13G, 12 West Capital Management L.P. has sole voting power and shared dispositive power over the reported shares of Class A common stock.

(16)	Based on a Schedule 13G filed by The Vanguard Group on February 7, 2018. According to the Schedule 13G, The Vanguard Group has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 42,161 shares, 894 shares, 1,580,929 shares and 41,749 shares of Class A common stock, respectively.

(17)	Based on a Schedule 13G filed by FMR, LLC on February 13, 2018. According to the Schedule 13G, FMR, LLC has sole voting power, shared voting power, sole dispositive power and shared dispositive power over the reported shares of Class A common stock.

(18)	Based on a Schedule 13G filed by Blackrock, Inc. on January 31, 2018. According to the Schedule 13G, Blackrock, Inc. has sole voting power, shared voting power, sole dispositive power and shared dispositive power over the reported shares of Class A common stock.

(19)	Based on a Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC on February 13, 2018. According to the Schedule 13G, Gilder, Gagnon, Howe & Co. LLC has sole voting power, sole dispositive power and shared dispositive power over 42,500, 42,500 and 1,513,218 shares of Class A common stock, respectively.

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Executive Officers

The following set forth information regarding the executive officers of the Company as of the Record Date:

Name	Age	Position
Randy Garutti	43	Chief Executive Officer and Director
Tara Comonte	44	Chief Financial Officer
Zachary Koff	38	Chief Operating Officer

Randy Garutti - please see “Proposal No. 1—Election of Directors—Nominees for Election as Class I Directors” for Mr. Garutti’s biography.

Tara Comonte has served as Shake Shack’s Chief Financial Officer since June 12, 2017. Prior to becoming Chief Financial Officer, Ms. Comonte served as Chief Financial & Business Affairs Officer and Executive Vice President at Getty Images, a global digital media company, since October 2016 where she was responsible for the company’s global finance, enterprise reporting & analytics and investor relations functions, together with real estate and facilities, as well as oversight of information systems & technology. Prior to that, Ms. Comonte served as the Chief Financial Officer and Senior Vice President of Getty Images since April 2013, where she managed the overall leadership and strategic direction of all aspects of the company’s global finance function. Prior to that, Ms. Comonte served as the Chief Financial Officer at McCann Worldgroup, one of the world’s largest marketing communications business, since October 2010

Zachary Koff has served as our Chief Operating Officer since January 2017. Prior to becoming Chief Operating Officer, Mr. Koff served as Senior Vice President, Operations since March 2015, Vice President, Operations since April 2012, and Director of Operations since February 2010. Prior to joining Shake Shack, Mr. Koff spent 8 years working in operations for Bravo Brio Restaurant Group. Mr. Koff graduated from Cornell University’s School of Hotel Administration in 2002 with a Bachelor’s Degree in Hospitality Administration.

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Executive Compensation

Compensation Discussion and Analysis

This section provides a detailed description of our compensation philosophy and practices; our compensation-setting process; our executive compensation program components; and the rationale for compensation decisions made in 2017 with respect to our Named Executive Officers (“NEOs”). For the fiscal year ending December 27, 2017, our NEOs were:

Name	Title
Randy Garutti	Chief Executive Officer
Tara Comonte	Chief Financial Officer
Zachary Koff	Chief Operating Officer
Jeff Uttz(1)	Former Chief Financial Officer

(1)	Mr. Uttz separated from the Company effective March 13, 2017. In connection with Mr. Uttz’s resignation, we entered into a transition services agreement with Mr. Uttz (see below under Compensation Discussion and Analysis – Employment, Severance, and Change in Control Agreements, and –Potential Payments Upon Termination).

Selected Performance Highlights

Our fiscal 2017 results demonstrate the success of our various growth strategies. Our brand power and thoughtful approach to growth have resulted in strong Company performance across a variety of geographic areas and formats. Some financial highlights for fiscal 2017 include:

•	Total revenue increased 33.6% to $358.8 million.

•	Shack sales increased 33.6% to $346.4 million.

•	Same-Shack sales decreased 1.2%.

•	Operating income increased 21.6% to $33.8 million, or 9.4% of total revenue.

•	Shack-level operating profit margin*, a non-GAAP measure, increased 25.9% to $92.3 million, or 26.6% of Shack sales.

•	Net income was $8.9 million and net loss attributable to Shake Shack was $0.3 million, or $(0.01) per diluted share.

•	Adjusted EBITDA*, a non-GAAP measure, increased 28.7% to $64.7 million.

•	Adjusted pro forma net income*, a non-GAAP measure, increased 25.4% to $21.0 million, or $0.57 per fully exchanged and diluted share.

•	45 net system-wide Shack openings, including 26 domestic company-operated Shacks and 19 net licensed Shacks, representing a 39.5% increase in system-wide Shack count.

* Shack-level operating profit margin, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses. EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that we don't believe directly reflect our core operations and may not be indicative of our recurring business operations. Adjusted pro forma net income represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding LLC interests for shares of Class A common

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stock, adjusted for certain non-recurring items that we don't believe directly reflect our core operations and may not be indicative of our recurring business operations.

See the “Non-GAAP Financial Measures” section on pages 58-62 of our Annual Report on Form 10-K filed on February 26, 2018 for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

How We Make Compensation Decisions

The compensation arrangement for each of our NEOs is intended to encourage performance and growth and to align the NEOs’ interests with those of our stockholders. In setting compensation for our NEOs, the Compensation Committee takes into account the relative amount of compensation that is delivered on a current and long-term basis and in the form of cash and equity. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards, encourage key employees to maintain both a short-term and a long-term view with respect to Company performance.

Role of Compensation Committee

The Compensation Committee, which consists of four independent directors, is responsible for the oversight, development and administration of our executive compensation program. The Compensation Committee’s responsibilities include:

•	Review and approval of corporate goals and objectives with respect to the compensation of the Chief Executive Officer, evaluate the performance of the CEO in light of these goals and objectives and determine the compensation of the CEO based upon this evaluation;

•	Review, set or make recommendations to the Board of Directors regarding the compensation of other executive officers and Director compensation;

•	Review, approve, administer and make recommendations to the Board of Directors regarding the Company’s incentive compensation and equity-based plan and other related arrangements;

•	The appointment, compensation and oversight of any adviser it retains; and

•	Assessing and monitoring compensation policies and programs to ensure there are no incentives for unnecessary risk-taking.

Role of Chief Executive Officer

Our CEO plays a significant role in reviewing the performance of our executive officers (other than his own) and making compensation recommendations to the Compensation Committee. The CEO’s responsibilities include:

•	Review of performance of other executive officers and making recommendations to the Compensation Committee with respect to their compensation; and

•	Working closely with members of senior management to provide input to the Compensation Committee on performance goals and compensation and benefit program design and development.

Competitive Positioning

Although we have not historically targeted a specific level of compensation or utilized peer group in compensation to base or justify compensation determinations, to provide a balanced and realistic perspective

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on competition for the pool of potential senior executive talent, we periodically assess pay levels and our program design against a mix of both industry and non-industry peers.

Consideration of competitive compensation data is one of several factors that the Compensation Committee takes into account when making its decisions with respect to the compensation of our NEOs. For purposes of gauging market position, the Compensation Committee has reviewed information derived from data obtained from publicly available information such as the proxy statements of publicly-traded companies, compensation survey data and other published reports on executive compensation, and the general knowledge of the Compensation Committee with regard to the market for senior management positions.

We believe that market data should be interpreted within the context of other important factors and should not solely be relied upon in setting the pay levels of our NEOs. As a result, in setting the target pay level of our NEOs, we review the market data along with a variety of other factors including, individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

Say-on-Pay

Because 2017 was the first year that we ceased to qualify as an “emerging growth company”, as defined in the JOBS Act, we will hold our first non-binding stockholder advisory vote on the compensation of our NEOs at the Annual Meeting. Thus, we have not previously considered the vote of our stockholders in determining the compensation of our NEOs. The Compensation Committee and the Board will consider the outcome of future stockholder advisory votes, including the vote that will take place at the Annual Meeting, when we make compensation decisions for our named executive officers in the future.

Executive Compensation Practices - Governance

We maintain the following practices that we believe help support the effectiveness of our executive compensation program:

•	100% Independent Compensation Committee - The Compensation Committee is made up of four independent Directors.

•	Review of Pay for Performance - The Compensation Committee continually reviews the relationship of the CEO’s compensation to the Company’s performance.

•	Stock Ownership Guidelines The Company has adopted a stock ownership policy and stock ownership requirements.

•	Public Company Information The Company reviews publicly available compensation information, including information for our industry, in making decisions regarding NEO compensation.

•	Modest Perquisites NEOs receive only modest perquisites.

•	No Hedging/Pledging The Company has adopted policies prohibiting hedging and pledging of Company stock.

•	No Tax Gross-Ups Our NEOs are not entitled to any such gross up.

Compensation Philosophy and Objectives

Our executive talent and executive compensation philosophy enables us to attract well-qualified executives and to motivate and reward them for business results and leadership behaviors that drive our business strategy. We are committed to a pay for performance culture that includes high standards of ethical behavior and corporate governance.

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The objective of our executive compensation program is to attract, retain, and motivate individuals who share in our dedication to our community and are committed to our mission, Stand for Something Good. We believe that competitive executive compensation packages that consist of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities, and long-term equity incentives that are earned over a multi-year period enable us to achieve those objectives and align the compensation of our executive officers with our performance and long-term value creation for our stakeholders.

Elements of Compensation

The key elements of our compensation program are:

•	Fixed compensation – base salary:

•	Variable cash compensation – annual performance-based cash bonuses;

•	Long-term equity incentives – stock options or performance-based equity awards

The table below describes each element, why we provide each element, how we determine the amount, and what each is intended to reward:

Element	Form	Objective	Rewarded On
Base Pay	Cash	Attraction and retention	Individual Performance
Annual Cash Incentive	Cash	Promote achievement of annual financial and strategic objectives	Company Performance
Long-Term Incentive Equity	PSUs	Align the executive's interests with those of stockholders - long-term value creation	Company Performance
Options

Base Pay

We provide competitive base salaries to our NEOs to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skills, expertise, leadership contributions and day-to-day performance.

On December 29, 2016, the Compensation Committee determined that in light of job responsibilities, performance, and compensation information that is publicly available, Mr. Garutti’s base salary would increase by 5%, from $500,000 to $525,000.

In early 2017, Mr. Koff’s annual base salary was increased from $228,757 to $250,000 in recognition of his contributions and his promotion from the Sr. Vice President of Operations to the position of Chief Operating Officer.

Annual base salary for Mr. Uttz was not changed prior to his separation in 2017.

Annual Cash Incentive

The NEOs are entitled to receive annual performance-based cash bonuses under the Annual Cash Incentive Plan, the amount of which is based on satisfaction of annual Company objectives that are established by the Board of Directors or the Compensation Committee. The annual bonuses are intended to encourage the NEOs to promote the growth and health of the Company’s business.

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Target award opportunities are expressed as a percentage of base salary and are based on the individual NEO’s level of responsibility and ability to impact the business results. The Compensation Committee set the following target award levels for fiscal 2017:

Named Executive Officer	Target Annual Cash Award Opportunity (as % of Base Salary)
	FY 2016	FY 2017
Randy Garutti	50%	55%
Tara Comonte	N/A	50%
Zachary Koff	25%	35%
Jeff Uttz	35%	40%

Target cash incentive levels for Messrs. Garutti, Koff and Uttz were increased in fiscal 2017 to reward greater focus and to support better alignment with the achievement of Company performance targets. In fiscal 2017, Mr. Garutti’s target cash incentive award was increased from 50% to 55% of base salary, Mr. Koff’s target cash incentive award was increased from 25% to 35%, and Mr. Uttz’s target cash incentive award was increased from 35% to 40% of base salary, both of which were determined following review of market practices and standards. The target cash incentive award for Ms. Comonte was set as part of her employment agreement at 50% of base salary and was aligned to promote consistency and internal pay equity, while providing a strong incentive to achieve 2017 goals.

The financial performance metrics upon which our NEOs’ performance-based incentive awards are determined are directly linked to the key drivers of our business which support near-term financial performance and long-term strategic objectives.

2017 Annual Cash Incentive Plan Design

The 2017 Annual Cash Incentive Plan for each of our NEOs consisted of two components:

Financial Metrics	Weighting
Total Revenue vs Budget*	50%
Adjusted EBITDA vs Budget**	50%

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* For purposes of the Annual Cash Incentive Plan, the Company defines Total Revenue as revenue, inclusive of revenue from Company-owned operations and licensing revenue from international and domestic licensed operations.

** For purposes of the Annual Cash Incentive Plan, the Company defines Adjusted EBITDA as net income before deducting (A) interest, (B) taxes, (C) depreciation and (D) amortization, and excluding certain non-cash and other items not considered in the Company’s evaluation of ongoing operating performance, including equity-based compensation expenses, non-cash deferred rent charges, and certain non-recurring charges.

The financial metric portion of the award is determined by the achievement of the performance metrics set at the beginning of the year. After testing our legacy bonus scales and adjusting our budget method to reflect average unit volume projections and other factors, in early fiscal 2017, the Compensation Committee approved a reduction to maximum level of achievement for the Adjusted EBITDA component from 125% to 120% in order to more closely align with the Shake Shack Home Office Bonus scales. If performance is achieved at a level between the threshold and target or between target and maximum, the payout level is determined through straight-line interpolation.

Total Revenue			Adjusted EBITDA
	Achievement %	Payout %		Achievement %	Payout %
Threshold	90.00%	0.00%	Threshold	90.00%	0.00%
Target	100.00%	100.00%	Target	100.00%	100.00%
Maximum	110.00%	200.00%(1)	Maximum	120.00%	200.00%(1)
Fiscal 2017	99.45%	94.50%	Fiscal 2017	98.81%	88.08%

Fiscal 2017 Payout: 91.29%

(1)	Mr. Koff's Total Revenue and Adjusted EBITDA maximum payout opportunity is 167% instead of 200%.

In fiscal 2017, the Company’s Total Revenue was 99.45% of the target amount of $360,794,074 and our Adjusted EBITDA was 98.81% of the target amount of $67,250,147 resulting in a bonus payment to all NEOs other than Mr. Uttz at 91.29% of their annual target bonus incentive. The actual amounts of the performance-based cash bonuses paid to each NEO for fiscal 2017 performance are set forth in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” Because Mr. Uttz separated from the Company during 2017, he was not eligible for the fiscal 2017 annual bonus.

2018 Annual Cash Incentive Program Design

For fiscal 2018, the Compensation Committee approved the recommendation to add an individual performance measure to the Annual Cash Incentive Plan. We will continue to use Total Revenue and Adjusted EBITDA performance metrics for our Annual Cash Incentive Program, as we believe these are the financial performance metrics that best reflect the success of our business.

The 2018 Annual Cash Incentive Plan payouts will be based 80% on the achievement of the company-wide financial performance metrics described above and 20% on individual performance. The individual performance measure will be based on subjective NEO performance, as determined by the Compensation Committee. The addition of the individual performance measure increases the importance of accountability (which is among our core values) through goal setting and achievement and individual contributions to our

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culture. We believe this adjustment will enable Shake Shack to continue to strengthen the culture and thereby deliver long-term, sustainable growth to our stakeholders.

Long Term Incentive Plan

We provide our NEOs with long-term incentive awards under our 2015 Incentive Award Plan (as amended, the “2015 Plan”). Awards under the 2015 Plan are intended to align the interests of the NEOs with those of our stockholders and to create a link between executive pay and the long-term shareholder value creation. The level of benefit received by our NEOs in connection with these awards is dependent on the Company’s achievement of the pre-determined goals over each annual performance period. In fiscal 2017, the Compensation Committee granted a substantial portion of the target total compensation for each of our NEOs in the form of long-term equity incentive awards.

In connection with the grant of annual equity awards, on May 18, 2017, the Compensation Committee approved grants of performance stock units (“PSUs”) under the 2015 Plan to Mr. Garutti and Mr. Koff, and, on June 12, 2017, the Compensation Committee approved an off-cycle grant of PSUs under the 2015 Plan to Ms. Comonte in connection with her joining the Company. Because Mr. Uttz separated from the Company prior to the annual equity award grant date, he did not receive awards under the 2015 Plan in 2017. For 2017, long-term incentives were granted with the following performance metrics:

Equity Vehicle	Metric	Weighting
Performance Based Stock: Earned and vests over three years based on the achievement of financial metrics over a one-year performance period.	Total Revenue	50%
	Adjusted EBITDA	50%

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For purposes of the PSUs (a) Total Revenue means revenue, inclusive of revenue from Company-owned operations and licensing revenue from international and domestic licensed operations, and (b) Adjusted EBITDA means net income before (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization, excluding certain non-cash and other items not considered in the Company’s evaluation of ongoing performance, including equity-based compensation expense, non-cash deferred rent charges, and certain non-recurring charges.

The PSUs are payable in restricted stock units (“RSUs”) to the extent the Company achieves the Total Revenue and Adjusted EBITDA performance goals over each annual performance period. Any RSUs that are issued will vest, subject to Mr. Garutti’s, Ms. Comonte’s and Mr. Koff’s continued employment with the Company, ratably over a three-year period commencing on the first anniversary of the date the PSUs were granted. Issued RSUs may vest sooner for Mr. Garutti’s, Ms. Comonte’s and Mr. Koff’s death or disability.

The amount of RSUs issued to each of the NEOs is a percentage, ranging from zero to 125%, of each individual’s RSU target and is based on the Company’s achievement of each performance goal’s target, which ranges from 95% to 110% (or greater) achievement for the Total Revenue goal and 95% to 120% (or greater) achievement for the Adjusted EBITDA goal.

Total Revenue			Adjusted EBITDA
	Achievement %	Payout %		Achievement %	Payout %
Threshold	95.00%	0.00%	Threshold	95.00%	0.00%
Target	100.00%	100.00%	Target	100.00%	100.00%
Maximum	110.00%	125.00%	Maximum	120.00%	125.00%
Fiscal 2017	99.45%	89.00%	Fiscal 2017	99.08%	81.60%

Fiscal 2017 Payout: 85.32%

In March 2018, the Compensation Committee certified that the Company’s Total Revenue for fiscal 2017 was 99.45% of the target amount of $360,794,074 and our adjusted EBITDA for fiscal 2017 was 99.08% of the target amount of $65,265,147. Accordingly, Mr. Garutti, Ms. Comonte and Mr. Koff received 7,082 RSUs, 3,293 RSUs and 3,254 RSUs, respectively, subject to the vesting schedule described above.

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Named Executive Officer	Grant Date	PSUs (#)	PSU Value ($)	Earned Payout (%)	Earned RSUs (#)
Mr. Garutti	5/18/2017	8,300	315,732	85.32%	7,082
Ms. Comonte	6/12/2017	3,855	149,998	85.32%	3,293
Mr. Koff	5/18/2017	3,800	144,552	85.32%	3,245

In connection with hiring Tara Comonte during fiscal year 2017, the Compensation Committee granted Ms. Comonte an equity award with a grant date fair value of $100,000 in stock options, $150,000 in PSUs and $1,500,000 in RSUs. The awards were made in order to align Ms. Comonte’s interests with those of our stockholders, and the RSU award was made to compensate Ms. Comonte for the amounts of equity awards that she forfeited upon separation from her previous employer. Ms. Comonte’s (i) options will vest in five annual installments beginning on the first anniversary of the grant date, (ii) the PSUs will vest in three equal installments beginning on the first anniversary of the grant date, and (iii) the RSUs will vest in five equal installments beginning on the first anniversary of the grant date, in each case, contingent on Ms. Comonte’s continued service with the Company on each vesting date.

Special Bonus Agreements

In March 2011, Mr. Garutti entered into a Special Bonus Agreement (as amended, the “Special Bonus Agreement”) with USHG with respect to Mr. Garutti’s services to SSE Holdings. The Special Bonus Agreement provides for the payment of a special bonus in the amount of $2,450,000 by USHG to Mr. Garutti in the event of a change in control or an initial public offering of SSE Holdings prior to March 11, 2018, which would be payable to him in March 2018. On October 30, 2014, USHG, Mr. Garutti and SSE Holdings entered into an Assignment and Assumption Agreement, pursuant to which USHG assigned this obligation to SSE Holdings. The Special Bonus Agreement contains restrictive covenants prohibiting Mr. Garutti from competing with us and from soliciting any of USHG’s employees or contractors for one year following his termination of employment. The restrictive covenants also prohibit the unauthorized use of confidential information. As a result of the IPO, the $2,450,000 payment was made to Mr. Garutti pursuant to the Special Bonus Agreement on March 11, 2018.

Ms. Comonte was paid a sign-on bonus equal to $351,250, which is subject to repayment obligations if Ms. Comonte’s employment with the Company is terminated by Ms. Comonte without “Good Reason” or by the Company with “Cause” (as those terms are defined in her employment agreement, described below) during her first twelve months of employment.

Stock Ownership Policy

In addition, in connection with the IPO, we adopted an executive stock ownership policy requiring Mr. Garutti and Ms. Comonte, as of January 15, 2020, to hold shares of our Class A common stock or LLC Interests with a value equal to two times their respective annual base salaries. Securities that qualify in determining whether Mr. Garutti or Ms. Comonte has satisfied the shareholding requirements include (i) issued and outstanding shares of Class A common stock held beneficially or of record, (ii) issued and outstanding LLC Interests held beneficially or of record, (iii) issued and outstanding shares of Class A common stock or LLC Interests held by a qualifying trust (i.e., a trust created for the benefit of the executive officer, his spouse or members of his immediate family), (iv) issued and outstanding shares of Class A common stock or LLC Interests held by a 401(k) or other qualified pension or profit-sharing plan for the benefit of the executive officer, and (v) shares of Class A common stock underlying vested Shake Shack time-based stock options and

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restricted stock units deliverable upon exercise or settlement in full, less tax withholdings and, in the case of stock options, a number of shares of Class A common stock with a value equal to the exercise price thereof.

The stock ownership policy also applied to Mr. Uttz prior to his resignation.

Hedging Policy

We have a policy that precludes our NEOs and directors from short selling or buying exchange-traded put options or call options associated with our stock, without the advance approval of the Compensation Committee. We aim to restrict these transactions because they could serve to “hedge” the risk of owning our stock and otherwise can be highly speculative transactions with respect to our stock.

Employment Agreements and Separation-Related Agreements

We entered into employment agreements with Mr. Garutti, effective as of January 30, 2015, the date of the consummation of the IPO, and Ms. Comonte, effective as of June 12, 2017, and an amended and restated employment agreement with Mr. Koff, effective as of January 5, 2017. In addition, in connection with Mr. Uttz’s resignation, effective March 13, 2017, we entered into a transition services agreement with Mr. Uttz that superseded many of the terms of Mr. Uttz’s employment agreement.

The material terms of such agreements are summarized below. Pursuant to advice of a tax advisor retained by the Company, effective as of the start of fiscal 2018, which commenced on December 28, 2018, Mr. Garutti ceased to be treated as an employee of the Company for tax purposes, while remaining a partner of SSE Holdings. As of the start of fiscal 2018, Mr. Garutti’s base salary has been grossed up for self-employment taxes so that he is not adversely affected by this change. This change is expected to have a minimal impact on the Company, and Mr. Garutti’s employment agreement is expected to be replaced with a partner services agreement with terms that are substantially comparable to the terms contained in his current employment agreement.

Employment Term and Position

The initial term of employment for (i) Mr. Garutti was through January 30, 2018, (ii) Ms. Comonte is through June 12, 2020 and, (iii) Mr. Koff is through January 5, 2020, with automatic one-year renewal terms thereafter unless either party provides written notice of non-extension within 90 days of the expiration of the then-current term. Under the applicable employment agreements, during their respective terms of employment, Mr. Garutti, Ms. Comonte and Mr. Koff will serve as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively, of Shake Shack, SSE Holdings and all of its affiliates.

Mr. Uttz resigned as Chief Financial Officer of Shake Shack and SSE Holdings, effective March 13, 2017.

Base Salary, Annual Bonus and Equity Compensation

Mr. Garutti’s annual base salary was increased for fiscal 2017 to $525,000. Pursuant to her employment agreement, Ms. Comonte annual base salary in fiscal 2017 was $450,000. Pursuant to his amended and restated employment agreement, Mr. Koff’s an annual base salary for fiscal 2017 was $250,000.

In addition, pursuant to their employment agreements, Mr. Garutti, Ms. Comonte and Mr. Koff are eligible to receive annual performance-based cash bonuses upon the attainment of company performance goals established by the Compensation Committee. The amount of the annual performance-based cash bonus that may be received by Mr. Garutti, Ms. Comonte, and Mr. Koff upon attainment of target performance for any

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fiscal year was 55% of base salary, 50% of base salary, and 35% of base salary respectively, and the maximum amount of the annual performance-based cash bonus that may be received by Mr. Garutti, Ms. Comonte and Mr. Koff for any fiscal year is 110% of base salary, 100% of base salary, and 58.45% of base salary, respectively.

Under the employment agreements, Mr. Garutti, Ms. Comonte and Mr. Koff are also eligible for annual equity awards, the form and terms of which will be determined by the Compensation Committee in its discretion. Ms. Comonte’s employment agreement also entitles her to an annual equity award in each of 2018, 2019, 2020, and 2021 consisting of (i) RSUs with a grant date fair value equal to $500,000, and (ii) options equal to an accounting value based on the Black Scholes Model of $100,000 on the date of grant, in each case, subject to vesting over a five-year period following the date of grant, contingent on Ms. Comonte’s continued employment with the Company through such vesting date.

Severance

The employment agreement for each of Mr. Garutti, Ms. Comonte and Mr. Koff provides for severance upon a termination by us without cause or by Mr. Garutti, Ms. Comonte, and Mr. Koff for good reason, in each case, subject to the execution and non-revocation of a waiver and release of claims by Mr. Garutti, Ms. Comonte or Mr. Koff, as applicable.

Upon such a termination, Mr. Garutti, Ms. Comonte or Mr. Koff, as applicable, is entitled to severance consisting of (a) continued base salary through the first anniversary of the termination of his or her employment, (b) a prorated annual cash bonus for the year of termination based on actual individual and company performance, and (c) reimbursement of COBRA premiums such that the cost of coverage is equal to the cost for then current employees for a period of up to 12 months.

Upon such a termination, Mr. Garutti is entitled to accelerated vesting of a prorated portion of all of the annual equity awards that would have vested on each vesting date during the year of termination absent such termination, such portion to be based on the number of full fiscal months elapsed during such fiscal year, and each of Ms. Comonte and Mr. Koff is entitled to accelerated vesting of a prorated portion of the annual equity award and the any restricted stock unit awards received in connection with their new employment agreements that would next vest following the date of termination, such amount to be based on the number of full fiscal months elapsed during the twelve month period between the previous vesting date or, if none, the award date, and the date of termination.

For purposes of the employment agreements, the Company will have “cause” to terminate Mr. Garutti’s, Ms. Comonte’s, or Mr. Koff’s employment upon (a) his or her willful misconduct, gross negligence or act of dishonesty with regard to the company or any of its affiliates, which in either case, results in or could reasonably be expected to result in material harm to the company or such affiliate, (b) his or her willful and continued failure to attempt to perform his or her duties with the company or any of its affiliates (other than any such failure resulting from disability), which failure is not remedied within 30 days after receiving written notice thereof, (c) his or her conviction of (or his or her plea of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability), or (d) his or her material breach of any material provision of the employment agreement, which breach is not remedied within 10 days after receiving written notice thereof.

For purposes of the employment agreements, each of Mr. Garutti, Ms. Comonte and Mr. Koff will have “good reason” to terminate his or her employment after the occurrence, without his or her consent, of (a) any material adverse change in base salary, position, duties, responsibilities, authority, title or reporting obligations, or the assignment of duties that are materially inconsistent with his position, (b) a relocation of principal business location by more than 50 miles from its then current location, or (c) any other material

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breach by the company of the employment agreement or any other agreement with him or her. However, no termination for good reason will be effective unless (i) Mr. Garutti, Ms. Comonte or Mr. Koff, as applicable, provides the company with at least 30 days prior written notice of his or her intent to resign for good reason (which notice must be provided within 60 days following the occurrence of the event(s) purported to constitute good reason); (ii) the Company has not remedied the alleged violation(s) within the 30-day period; and (iii) Mr. Garutti, Ms. Comonte or Mr. Koff’s resignation, as applicable, becomes effective no later than 30 days after the Company has either failed to cure such event or indicated that it will not cure such event.

The transition services agreement for Mr. Uttz provided that Mr. Uttz was entitled to (a) all accrued, but unused vacation pay through his effective resignation date, (b) 100% of his annual performance-based cash bonus for fiscal 2016, (c) accelerated vesting of one-third of the performance stock units granted on April 26, 2016, (d) reimbursement by the company through June 30, 2017 of a portion of any COBRA premiums equal to the amount the company pays for the premiums of other executive level employees, and (e) transition services payments equal to Mr. Uttz’s weekly rate of pay of $7,067 for each week (whether full or prorated) following the effective resignation date through June 30, 2017.

Restrictive Covenants

Pursuant to their respective employment agreements, Mr. Garutti, Ms. Comonte and Mr. Koff are subject to certain non-competition and non-solicitation restrictions during employment and for a 12-month period after termination of employment. During the restricted period, Mr. Garutti, Ms. Comonte and Mr. Koff may not compete, directly or indirectly, with the Company in the business of developing, managing, and/or operating of (a) “better burger” restaurants, (b) “quick service” or “fast food” restaurants with an emphasis on hamburgers, or (c) “fast casual” restaurants. No severance payments or benefits described above shall be paid following the first date that Mr. Garutti, Ms. Comonte, or Mr. Koff, as applicable, violates his or her restrictive covenants. However, if employment is terminated by the Company without cause or by Mr. Garutti Ms. Comonte, or Mr. Koff for good reason, Mr. Garutti, Ms. Comonte or Mr. Koff, as applicable, may compete in the “fast casual” restaurant business during the restricted period without violating his or her employment agreement but he or she will not receive any severance after the date he or she begins to compete in the “fast casual” restaurant business.

Pursuant to his transition services agreement, Mr. Uttz waived and released the company from any and all claims, and agreed that, if he competed with the Company in the business of developing, managing, and/or operating of (a) “better burger” restaurants, (b) “quick service” or “fast food” restaurants with an emphasis on hamburgers, or (c) “fast casual” restaurants prior to June 30, 2017, he would not receive any unpaid portion of the transition services payment. Mr. Uttz did not compete with the Company and, therefore, received all of the transition services payment.

Other Benefits

Our NEOs, like our other employees, participate in health and welfare benefit plans, subject to satisfying eligibility requirements. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package.

Health & Wellness

All of our full-time employees, including our NEOs, are eligible to participate in health and welfare plans maintained by the Company, including:

•	Medical, dental and vision benefits;

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•	Medical and dependent care flexible spending accounts; and

•	Short-term and long-term disability insurance.

•	Life insurance

Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.

Retirement Plan

USHG currently sponsors a 401(k) retirement savings plan (the “401(k) plan”), in which the Company’s employees, including our NEOs, may participate, subject to satisfying eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company does not currently match contributions made under the 401(k) plan by our NEOs and other highly compensated employees. We believe that providing a vehicle for tax deferred retirement savings through the 401(k) plan adds to the overall desirability of our executive compensation package.

Limited Perquisites and Other Personal Benefits

We have not provided perquisites to our NEOs that are not generally available to other employees. From time to time, we may provide such benefits for recruitment or retention purposes.

No Tax Gross Ups

We have no obligation to make, and we have not made gross-up payments to cover our NEOs’ personal income taxes or excise taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.

Tax Considerations

Deductibility of Executive Compensation

The Company has not adopted a formal policy regarding tax deductibility of compensation but intends to continue to consider the deductibility of awards as one factor in determining the overall level of compensation and the mix of compensation among individual elements. The Compensation Committee also looks at other factors in making its decisions and will retain the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if in the future it determines that amounts awarded would not be deductible for tax purposes.

Accounting Considerations

The Compensation Committee recognizes accounting implications that may impact executive compensation. For example, we recognize expense related to salaries and performance-based cash compensation when earned in our financial statements. Also, GAAP accounting rules require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

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Compensation Committee Report

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This report has been furnished by the members of the Compensation Committee.

THE COMPENSATION COMMITTEE

Robert Vivian, Chair
Anne Fieler
Jenna Lyons
Jonathan D. Sokoloff

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Fiscal 2017 Compensation Tables

Summary Compensation

The following table sets forth the total compensation that was paid to or earned by the NEOs for fiscal 2015, 2016 and 2017.

Named Executive Officer and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Randy Garutti	2017	525,000	–	285,452	–	263,600	–	–		1,074,052
Chief Executive Officer	2016	500,000	–	351,821	–	368,750	–	–		1,220,571
	2015	400,000	–	–	5,884,150	395,000	–	–		6,679,150
Tara Comonte	2017	247,500	351,250	1,635,621	100,003	123,750	–	12,673	(4)	2,470,797
Chief Financial Officer
Jeff Uttz	2017	96,255	–	–	–	–	–	114,960	(5)	211,215
Former Chief Financial Officer	2016	350,000	–	175,911	–	180,688	–	–		706,599
	2015	330,000	–	–	2,963,550	228,112	–	–		3,521,662
Zachary Koff	2017	249,591	–	130,705	–	79,748	–	–		460,044
Chief Operating Officer

(1)	The amount in this column represents Ms. Comonte's signing bonus.

(2)	The amounts in this column represent the aggregate grant date fair value of performance stock units (“PSUs”) granted to our Named Executive Officers in fiscal 2017 and fiscal 2016, as well as restricted stock units (“RSUs”) granted to Ms. Comonte at the time she joined the Company. The fair value of RSUs and PSUs is based on the market value of the Company’s Class A common stock on the date of grant computed in accordance with FASB ASC Topic 718. Amounts disclosed for PSUs granted are based upon the most probable outcome of performance conditions on the grant date, which are 90% and 112%, respectively for fiscal 2017 and fiscal 2016, of the performance stock units’ target performance goals. The fair value of PSUs granted in fiscal 2017 assuming achievement of the maximum performance level of 125% would have been $394,627, $187,468 and $180,690 for Mr. Garutti, Ms. Comonte and Mr. Koff, respectively. The fair value of PSUs granted in fiscal 2016 assuming achievement of the maximum performance level of 125% would have been $374,693, $148,916, and $187,346 for Mr. Garutti, Mr. Koff and Mr. Uttz respectively.

(3)	The amounts in this column represent the aggregate grant date fair value of stock option awards granted, computed in accordance with FASB ASC Topic 718 utilizing the Black-Scholes option pricing model. The assumptions used in determining such amounts are described in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2017.

(4)	This amount represents (i) COBRA payments of $6,407 and (ii) legal fees associated with the negotiation of Ms. Comonte’s employment agreement.

(5)	This amount represents (i) severance payment and (ii) COBRA payments of $3,297.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based award made to our NEOs in fiscal 2017.

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Named Executive Officer	Date	($)	($)	($)	(#)(1)	(#)(1)	(#)(1)	(#)(2)	(#)(2)	($/Sh)	($)(2)
Randy Garutti	5/18/2017	-	-	-	1,660	8,300	10,375	-	-	-	285,452
Tara Comonte	6/12/2017	-	-	-	771	3,855	4,819	-	-	-	135,601
	6/12/2017	-	-	-	-	-	-	38,551	-	-	1,500,019
	6/12/2017	-	-	-	-	-	-	-	5,150	38.91	100,003
Zachary Koff	5/18/2017	-	-	-	760	3,800	4,750	-	-	-	130,705

(1)	Reflects PSUs granted under the 2015 Incentive Award Plan. Reflects RSUs and stock options granted to Ms. Comonte when she joined the Company, which vest in five equal installments beginning on the first anniversary of the grant date.

(2)	Amounts included represent the grant date fair value determined in accordance with ASC 718. For stock awards, the grant date fair value is based on the closing market price of our Class A Common Stock on the grant date. For option awards, the grant date fair value is determined using the Black-Scholes option pricing model. The assumptions used in determining such amounts are described in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2017. For awards subject to performance conditions, the grant date fair value is based upon the probable outcome of the performance conditions on the grand date, which was 90%.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of December 27, 2017.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Randy Garutti	274,000	411,000	(2)	21.00	1/29/2025	13,156	583,337	(4)	-	-
Tara Comonte	-	5,150	(3)	38.91	6/12/2027	41,844	1,855,363	(5)	-	-
Zachary Koff	14,400	63,600	(2)	21.00	1/29/2025	5,657	250,831	(6)	-	-

(1)	Based on the NYSE closing price on December 27, 2017 of $44.34.

(2)	These options vest in three equal installments on each of January 29, 2018, January 29, 2019 and January 29, 2020, subject to each of Messrs. Garutti’s and Mr. Koff’s, as applicable, continued employment with us on each such vesting date.

(3)	These options vest in five equal installments on each of June 12, 2018, June 12, 2019, June 12, 2020, June 12, 2021 and June 12, 2022.

(4)	Consists of (i) 6,074 PSUs granted on April 26, 2016, which were earned based on the achievement of the 2016 performance criteria established by the Compensation Committee which will vest in two equal installments on April 26, 2018 and April 26, 2019; and (ii) 7,082 PSUs granted on May 18, 2017, which were earned based on the achievement of the 2017 performance criteria established by the Compensation Committee as certified by the Compensation Committee on March 22, 2018 and which will vest in three equal installments on each of May 18, 2018, May 18, 2019 and May 18, 2020.

(5)	Consists of (i) 38,551 shares of restricted stock granted on June 12, 2017 when Ms. Comonte joined the Company, which vest in five equal installments on each of June 12, 2018, June 12, 2019, June 12, 2020, June 12, 2021 and June 12, 2022; and (ii) 3,293 PSUs granted on June 12, 2017, which were earned based on the achievement of the 2017 performance criteria established by the Compensation Committee as certified by the Compensation Committee on March 22, 2018 and which will vest in three equal installments on each of June 12, 2018, June 12, 2019 and June 12, 2020.

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(6)	Consists of (i) 2,412 PSUs granted on April 26, 2016, which were earned based on the achievement of the 2016 performance criteria established by the Compensation Committee which will vest in two equal installments on each of April 26, 2018 and April 26, 2019; and (ii) 3,245 PSUs granted on May 18, 2017, which were earned based on the achievement of the 2017 performance criteria established by the Compensation Committee as certified by the Compensation Committee on March 22, 2018 and which will vest in three equal installments on each of May 18, 2018, May 18, 2019 and May 18, 2020.

Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by our NEOs during fiscal 2017 and the vesting of the restricted stock awards held by the NEOs during fiscal 2017.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randy Garutti	-	-	3,037	104,594
Tara Comonte	-	-	-	-
Zachary Koff	12,000	186,922	1,207	41,569
Jeff Uttz	138,000	1,659,862	1,518	47,286

Nonqualified Deferred Compensation

The following table sets forth our nonqualified deferred compensation as of December 27, 2017.

Named Executive Officer	Named Executive Officer Contributions In Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Fiscal 2017 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 27, 2017 ($)
Randy Garutti	-	-	29,548	(1)	-	2,111,625	(2)(3)
Tara Comonte	-	-	-		-	-
Zachary Koff	-	-	-		-	-
Jeff Uttz	-	-	-		-	-

(1)	We do not provide earnings on the nonqualified deferred compensation plan contributions, so this amount was not reported in the Summary Compensation Table.
(2)	No amounts in the aggregate balance as of December 27, 2017 were previously reported as compensation to the NEO in the Summary Compensation Table in prior years.
(3)	The deferred compensation amount described above reflects payments into a rabbi trust following the IPO to fund the amount to be paid under Mr. Garutti’s Special Bonus Agreement described above in “Compensation Disclosure and Analysis.”

Potential Payments Upon Termination

The following table presents the amount of compensation payable to each of our NEOs, other than Mr. Uttz, as if the triggering termination event had occurred on the last day of our most recently completed fiscal year, December 27, 2017 (with annual bonuses being based on actual performance through December 27, 2017). The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. Generally, in the event of a termination for Cause, or resignation without Good Reason, our NEOs are entitled only to earned but unpaid salary, vested

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benefits under any applicable benefit plans, reimbursement of incurred expenses, and all accrued but unused vacation pay.

Potential Payments Upon Termination without Cause or Resignation with Good Reason(1)
Compensation Element	Mr. Garutti		Ms. Comonte	Mr. Koff	Mr. Uttz(2)
Accrued and Unpaid Salary and Other Benefits	$35,337		$-	$17,519	$39,716
Annual Bonus	$263,600		$123,750	$79,748	$180,688
Salary through Employment Term	$525,000		$450,000	$250,000	$111,663
Total Cash Payments	$823,937		$573,750	$347,267	$332,067
Acceleration of Unvested Equity Awards(3)	$-	(4)	$218,153	$480,676	$47,286
Company portion of 12 months of COBRA	$10,050		$10,050	$10,050	$3,297
TOTAL	$833,987		$801,953	$837,993	$382,650

Potential Payments Upon Termination due to death or Disability(5)
Compensation Element	Mr. Garutti		Ms. Comonte	Mr. Koff	Mr. Uttz(2)
Acceleration of Unvested Equity Awards(6)	$373,964		$46,685	$154,880	$-
TOTAL	$373,964		$46,685	$154,880	$-

(1)	Amounts listed in this table are calculated in accordance with the terms of the applicable employment agreement (or, in case of Mr. Uttz, his transition services agreement).

(2)	Amounts listed in this table for Mr. Uttz reflect the actual amounts paid to Mr. Uttz in connection with his separation pursuant to his transition services agreement.

(3)	Equity values are determined based on the closing price of our Class A common stock on December 27, 2017 ($44.34) and equity holdings as of that date.

(4)	If Mr. Garutti’s separation occurred on the last day of the fiscal year, all equity that would have vested on each vesting date during the year of termination would have already vested and none would be accelerated. However, if he were terminated earlier in the year, he would be entitled to accelerated vesting of a prorated portion of the annual equity awards that would have vested at the end of the year, as described in more detail above.

(5)	Amounts listed in this table are calculated in accordance with the terms of the applicable equity award agreement (or, in the case of Mr. Uttz, his transition services agreement).

(6)	If an NEO dies or becomes Disabled (as the term is defined in the applicable PSU award agreement) during a PSU performance cycle, a portion of the first tranche of RSUs (i.e., 1/3rd) subject to such PSU will vest, pro rata, based on the portion of the completed performance cycle. If an NEO dies or becomes Disabled after the end of a PSU performance cycle, but prior to full vesting of the RSUs received with respect to such PSUs, all such RSUs fully vest.

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Equity Compensation Plan Information Table

The following table sets forth our shares authorized for issuance under our equity compensation plans as of December 27, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,888,659	$21.16	3,434,919

Equity compensation plans not approved by security holders	-	-	-

Total	1,888,659	$21.16	3,434,919

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Certain Relationships and Related Party Transactions

Union Square Hospitality Group

Daniel Meyer, our Chairman of the Board of Directors, serves as USHG’s Chief Executive Officer. As a result, Mr. Meyer may be deemed to have an interest in transactions between us and USHG.

Management Services Agreement with USHG, LLC

On October 16, 2009, we entered into a Management Services Agreement with USHG, LLC, a subsidiary of USHG (the “Management Company”), pursuant to which the Management Company has provided management services to SSE Holdings, including executive leadership, strategic development, real estate, financial, legal, administrative, operations and human resources services. In exchange for such management services, we paid a monthly fee to the Management Company based on our sales for the relevant period. In addition, we agreed to indemnify the Management Company to the fullest extent permitted by law from and against all losses arising from its performance under the Management Services Agreement.

Effective January 2015, we entered into the Amended and Restated Management Services Agreement with the Management Company, pursuant to which the Management Company provides reduced management services to SSE Holdings comprised of executive leadership from Mr. Meyer and other members of USHG’s senior management; menu innovation advisory services by Mr. Meyer; strategic development advisory services by Mr. Meyer; leadership development services; and limited human resources services. In addition, we are no longer obligated to pay management fees to the Management Company in connection with any services. The initial term of the Amended and Restated Management Services Agreement is through December 31, 2019, with renewal periods. We have also agreed to indemnify the Management Company to the fullest extent permitted by law from and against all losses arising from its performance under the Amended and Restated Management Services Agreement.

Master License Agreement with Union Square Events

In fiscal 2011, we entered into a Master License Agreement (as amended, the “MLA”) with Hudson Yards Sports and Entertainment LLC (doing business as Union Square Events) (“USE”), a subsidiary of USHG, to operate Shake Shack branded limited menu concession stands in sports and entertainment venues within the United States. The agreement expires on December 31, 2027 and includes five consecutive five-year renewal options at USE’s option. As consideration for these rights, USE pays us a license fee based on a percentage of net food sales (as defined in the MLA). USE also pays us a percentage of profits on sales of branded beverages (as defined in the MLA). For the fiscal year ended December 27, 2017, Union Square Events paid $452,000 in license fees pursuant to the MLA.

Madison Square Park Conservancy

Mr. Meyer serves as a director of the Madison Square Park Conservancy (“MSP Conservancy”), with which we have a license agreement and pay license fees to operate our Madison Square Park Shack. Amounts paid to Madison Square Park Conservancy as rent amounted to $907,000 for fiscal 2017. No amounts were due to the MSP Conservancy as of December 27, 2017.

Share Our Strength

Mr. Meyer serves as a director of Share Our Strength, for which Shake Shack holds the “Great American Shake Sale” every year during the month of May to raise money and awareness for childhood hunger. During the Great American Shake Sale, we encourage guests to donate money to Share Our Strength’s No Kid Hungry campaign in exchange for a coupon for a free cake-themed shake. All of the guest donations

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we collect go directly to Share Our Strength. We raised a total of $633,000 in fiscal 2017, and the proceeds were remitted to Share Our Strength. We incurred costs of approximately $148,000 for fiscal 2017 representing the cost of the free shakes redeemed.

Mobo Systems, Inc.

Mr. Meyer serves as a director of Mobo Systems, Inc. (also known as “Olo”), a platform we use in connection with our mobile ordering application. Amounts paid to Olo for fiscal 2017 amount to $80,000. No amounts were payable to Olo as of December 27, 2017.

Square, Inc.

In July 2017, Mr. Garutti joined the Board of Directors of Square, Inc. (“Square”). We currently use certain point-of-sale applications, payment processing services, hardware and other enterprise platform services in connection with the processing of a limited amount of sales at certain of our locations, sales for certain off-site events and in connection with our kiosk technology. Additionally, in March 2017 and October 2017, we partnered with Caviar, Square’s food ordering services, for a limited-time delivery promotion. Amounts paid to Square for fiscal 2017 were $33,000. No amounts were payable to Square as of December 27, 2017.

The IPO and Other Organizational Transactions

In connection with the IPO, we engaged in transactions with certain of our directors, executive officers and other persons and entities which are or became holders of more than 5% of our Class A common stock or Class B common stock upon the consummation of the IPO and other transactions completed in connection with the IPO (collectively, the “Organizational Transactions”), including entry into the SSE Holdings LLC Agreement, the Stockholders Agreement, the Tax Receivable Agreement, and the Registration Rights Agreement, each of which is discussed below.

SSE Holdings LLC Agreement

We operate our business through SSE Holdings and its subsidiaries. We and the owners of SSE Holdings at the time of the IPO entered into SSE Holdings’ third amended and restated limited liability company agreement (as amended, the “SSE Holdings LLC Agreement”), effective February 4, 2015. The operations of SSE Holdings, and the rights and obligations of the holders of LLC Interests, are set forth in the SSE Holdings LLC Agreement.

The SSE Holdings LLC Agreement provides the owners of SSE Holdings following the IPO with the right to have their LLC Interests redeemed for, at our election, either newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).

The share settlement will be the default payment unless and until a majority of the members of our Board of Directors who do not hold any LLC Interests elect cash settlement. In the event of cash settlement, we would issue new shares of Class A common stock and use the proceeds from the sale of these newly-issued shares of Class A common stock to fund the cash settlement which, in effect, limits the amount of the cash payment to the redeeming member. If we decide to make a cash payment, an owner of SSE Holdings has the option to rescind its redemption request within a specified time period.

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Upon the effective date of redemption, the redeeming member will surrender its LLC Interests to SSE Holdings for cancellation. Concurrently, we will contribute either cash or shares of Class A common stock to SSE Holdings, which will then distribute such cash or shares of Class A common stock to the redeeming owner of SSE Holdings to complete the redemption. In addition, SSE Holdings will issue to us an amount of newly-issued LLC Interests equal to the number of LLC Interests redeemed from the owner of SSE Holdings.

In the event of a redemption request by an owner of SSE Holdings, we may, alternatively and at our option, effect a direct exchange of cash or our Class A common stock for such LLC Interests with such owner of SSE Holdings in lieu of a redemption.

Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

In fiscal 2017, redemptions were executed for the following directors, executive officers and beneficial owners of more than 5% of our Class A common stock or Class B common stock (and immediately family members of the foregoing) on the following dates, in the following amounts:

Redeeming Owners of SSE Holdings	Effective Dates of Redemption	Shares of Class A Common Stock Issued upon Redemption
Randy Garutti(1)	January 25, 2017	8,000
	February 27, 2017	8,000
	March 27, 2017	8,000
	May 25, 2017	8,000
	June 26, 2017	16,000
	July 26, 2017	16,000
	August 25, 2017	8,000
	October 25, 2017	8,000
	November 24, 2017	8,000
	December 26, 2017	11,000
Jeff Flug/Flug 2012 GS Trust/ Flug 2015 GS Trust	February 23, 2017	200,000
	August 25, 2017	100,000

(1)	All redemptions effected for Mr. Garutti were done so pursuant to Rule 10b5-1 insider trading plans, adopted on August 23, 2016, as modified on March 6, 2017.

Stockholders Agreement

We entered into the stockholders agreement (as amended, the “Stockholders Agreement”) with each member of the Voting Group, effective February 4, 2015. USHG, of which Mr. Meyer serves as Chief Executive Officer, is a party to the Stockholders Agreement.

The Stockholders Agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our Class A common stock and Class B common stock.

Voting Agreement. Under the Stockholders Agreement, the members of the Voting Group agree to take all necessary action, including casting all votes to which such members are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our Board of Directors and its committees complies with the provisions of the Stockholders Agreement related to the composition of our Board of Directors and its committees.

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In addition, the members of the Voting Group agree to vote their shares of Class A common stock and Class B common stock in favor of the election of the nominees of certain members of the Voting Group to our Board of Directors and committees upon their nomination by the nominating and corporate governance committee of our Board of Directors.

Meyer Group Approvals. Under the Stockholders Agreement, the actions listed below by us or any of our subsidiaries require the approval of the Meyer Group for so long as the Meyer Group collectively owns at least 10% of the total shares of Class A common stock and Class B common stock owned by it immediately following the consummation of the IPO. The actions include:

•	change in control transactions;

•	the sale, lease or exchange of all or a substantial amount of the property and assets of Shake Shack, SSE Holdings or any of SSE Holdings’ subsidiaries, taken as a whole;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving Shake Shack, SSE Holdings or any of their respective subsidiaries;

•	terminating the employment of our Chief Executive Officer or hiring a new Chief Executive Officer;

•	any authorization or issuance of equity securities of Shake Shack or its subsidiaries other than (i) pursuant to any equity incentive plans or arrangements approved by our Board of Directors or (ii) upon an exchange of shares of Class B common stock together with SSE Holdings Units for shares of Class A common stock;

•	increasing or decreasing the size of our Board of Directors; and

•	any amendment or amendments to the organizational documents of Shake Shack or SSE Holdings.

Tax Receivable Agreement

We entered into the tax receivable agreement (the “TRA”), effective February 4, 2015, with the owners of SSE Holdings at the time of the IPO. The TRA provides for the payment by us to such persons of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in our share of the tax basis in the net assets of SSE Holdings resulting from any redemptions or exchanges of LLC Interests, (ii) tax basis increases attributable to payments made under the TRA, and (iii) deductions attributable to imputed interest pursuant to the TRA (the “TRA Payments”). The TRA Payments are not conditioned upon any continued ownership interest in either SSE Holdings or us by any owner of SSE Holdings following the IPO. The rights of each owner of SSE Holdings following the IPO under the TRA are assignable to transferees of its LLC Interests (other than Shake Shack as transferee pursuant to subsequent redemptions (or exchanges) of the transferred LLC Interests). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.

In fiscal 2017, payments of $4,910,000, inclusive of interest, were made to the non-controlling interest holders for amounts due related to the 2016 tax year to the owners of SSE Holdings through all or part of fiscal 2016, including its directors, executive officers and beneficial owners of more than 5% of our Class A common stock or Class B common stock (and immediately family members of the foregoing). As of December 27, 2017, total amounts due under the TRA were $159,373,000.

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Registration Rights Agreement

We entered into the registration rights agreement (as amended, the “Registration Rights Agreement”), effective February 4, 2015, with the owners of SSE Holdings at the time of the IPO. The Registration Rights Agreement provides such owners certain registration rights whereby they can require us to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of Class A common stock issuable to them upon redemption or exchange, at our election, of their LLC Interests, and certain affiliates of former indirect members of SSE Holdings can require us to register under the Securities Act the shares of Class A common stock issued to them in connection with the Organizational Transactions. The Registration Rights Agreement also provides for piggyback registration rights for the owners of SSE Holdings prior to the IPO.

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Indemnification Agreements

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related Person Transactions

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers listed on the New York Stock Exchange. Under the policy:

•	any Related Person Transaction (as defined below), and any material amendment or modification to a Related Person Transaction, must be reviewed and approved or ratified by the Audit Committee, which is composed solely of independent directors who are disinterested, or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.

A Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 in any one fiscal year, and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest. Further, if a Related Person enters into transactions, arrangements or relationships in which we were, are or will be a participant and the aggregate amount involved in such transactions, arrangements or relationships exceeds $120,000 in any one fiscal year, and in which any Related Person had, has or will have a direct or indirect material interest, each of such transactions, arrangements or relationships, in conformity with SEC rules, shall be deemed to be a Related Person Transaction for purposes of this policy.

A “Related Person” is each of the following: (i) any person who has served as a director or executive officer since the beginning of our last completed fiscal year; (ii) any nominee for director at the Annual Meeting; (iii) any person who beneficially owns more than 5% of our outstanding Class A common stock or Class B common stock; and (iv) any immediate family member, or other person (other than a tenant or employee), sharing the household of any person identified in part (i), (ii) or (iii).

Identification of Related Party Transactions

Our Legal department, in consultation with our Accounting/Finance team, is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential Related Person Transactions and then determining, based on the facts and circumstances,

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whether the potential Related Person Transactions do, in fact, constitute a Related Person Transaction. In addition, any potential Related Person Transaction that is proposed to be entered into by us must be reported to our General Counsel by both the related person and the person at the Company responsible for such potential Related Person Transaction.

Audit Committee Pre-Approval

If the Company’s Legal department determines that a transaction or relationship is a Related Person Transaction, then each such transaction will be presented to the Audit Committee of the Board of Directors. The Audit Committee will (i) review the relevant facts and circumstances of each Related Person Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Related Person’s interest in the transaction, (ii) take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and (iii) either approve, ratify or disapprove the Related Person Transaction. If advance committee approval of a Related Person Transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting.

Management will update the Audit Committee as to any material changes to any approved or ratified Related Person Transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Audit Committee of all then current Related Person Transactions.

No director may participate in approval of a Related Person Transaction for which he or she is a related person.

Disclosure

All Related Person Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act and the Exchange Act, and related rules. Furthermore, any Related Person Transaction must be disclosed to the full Board of Directors.

Other Agreements

Management must assure that all Related Person Transactions are not in violation of and are approved in accordance with any requirements of the Company’s financing or other material agreements.

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Audit Committee Report

The following Report of the Audit Committee of the Board of Directors of Shake Shack Inc. (the “Company”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this Report by reference.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements for the fiscal year ended December 27, 2017 and Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The Audit Committee also has discussed with EY the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communication with Audit Committees.”

The Audit Committee also received the written disclosures and the letter from EY that are required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence. The Audit Committee also considered whether EY’s provision of non-audit services to the Company is compatible with maintaining EY’s independence. This discussion and disclosure informed the Audit Committee of EY’s independence and assisted the Audit Committee in evaluating that independence. On the basis of the foregoing, the Audit Committee concluded that EY is independent from the Company, its affiliates and management.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended December 27, 2017 be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the SEC.

This report has been furnished by the members of the Audit Committee.

THE AUDIT COMMITTEE

Robert Vivian, Chair
Jeff Flug
Joshua Silverman

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed with the SEC and written representations from such reporting persons, we determined that all Section 16 reports were timely filed in fiscal 2017 by our directors, executive officers and beneficial owners of more than 10% of any class of our common stock.

Stockholder Proposals

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s annual meeting of stockholders to be held in 2019 must be received by the Company at the principal executive offices of the Company no later than the close of business on December 27, 2018. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2019 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on March 14, 2019 and not earlier than the close of business on February 12, 2019, assuming the Company does not change the date of the 2019 annual meeting of stockholders by more than 30 days before or 70 days after the anniversary of the 2018 Annual Meeting. Any matter so submitted must comply with the other provisions of the Company’s amended and restated bylaws and be submitted in writing to the Secretary at the principal executive offices of the Company.

Other Business

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return a proxy card, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

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Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our Internet website, investor.shakeshack.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2017 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT 225 VARICK STREET, SUITE 301, NEW YORK, NEW YORK 10014, OR BY EMAIL AT INVESTOR@SHAKESHACK.COM.

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SHAKE SHACK INC. 225 Varick Street, Suite 301 New York, New York 10014 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SHAK2018 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E46797-P09537 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED SHAKE SHACK INC. The Board of Directors recommends you vote “FOR” all of the nominees listed: 1. Election of Directors Nominees: Terms expiring at the 2021 Annual Meeting of Stockholders: For Withhold 1a. Jenna Lyons • • 1b. Bert Vivian • • The Board of Directors recommends you vote “FOR” the following proposal: For Against Abstain 2. Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm • • • The Board of Directors recommends you vote “FOR” the following proposal: For Against Abstain 3. Approval, on an advisory basis, of the compensation of our Named Executive Officers • • • The Board of Directors recommends you vote “ONE YEAR” the following proposal: 1 Year 2 Year 3 Year Abstain 4. Advisory vote on the frequency of future advisory votes on compensation our Named Executive Officers • • • • For address changes and/or comments, please check this box and write them on the back where indicated. • Note: Proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting or any adjournment or postponement thereof. Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) (SIGN WITHIN BOX) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. E46798-P09537 SHAKE SHACK INC. ANNUAL MEETING OF STOCKHOLDERS - JUNE 12, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Randy Garutti (Chief Executive Officer) and Zachary Koff (Chief Operating Officer), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Shake Shack Inc. to be held on June 12, 2018 at 9:00 AM Eastern time at www.virtualshareholdermeeting.com/SHAK2018 or at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the 2018 Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side) Continued and to be signed on reverse side